Exhibit 2.1

EXECUTION COPY

RECAPITALIZATION AGREEMENT

by and among

NEW MOUNTAIN PARTNERS II, L.P.

NEW MOUNTAIN AFFILIATED INVESTORS II, L.P.

ALLEGHENY NEW MOUNTAIN PARTNERS, L.P.

DELTEK SYSTEMS, INC.

and

SHAREHOLDERS OF DELTEK SYSTEMS, INC.

Effective December 23, 2004

TABLE OF CONTENTS

This Table of Contents is for convenience of reference only and is not intended to define, limit or describe the scope, intent or meaning of any provision of this Agreement.

ARTICLE I. Definitions and Rules of Construction		2
1.1.	Definitions	2
1.2.	Rules of Construction	12

ARTICLE II. Closing; Purchase Price; Adjustments and Related Matters		13
2.1.	Closing	13
2.2.	Recapitalization	13
2.3.	Payments and Deliveries at the Closing	14
2.4.	Contingent Payments	15
2.5.	Escrowed Portion of the Purchase Price	16
2.6.	Additional Issuances	16
2.7.	Allocation of the Investment Amount	17
2.8.	Shareholders’ Representative	17

ARTICLE III. Representations and Warranties of the Shareholders		19
3.1.	Organization and Power	19
3.2.	Authorization and Enforceability	20
3.3.	Capitalization of Deltek and the Subsidiaries	20
3.4.	Ownership at Closing	21
3.5.	Charter, Bylaws and Corporate Records	21
3.6.	No Violation	22
3.7.	Governmental Authorizations and Consents	22
3.8.	Financial Statements	23
3.9.	Absence of Certain Changes or Events	23
3.10.	Relationships with Affiliates	25
3.11.	Indebtedness to and from Officers and Directors of Deltek	25
3.12.	Assets – In General	26
3.13.	Real Property Interests	26
3.14.	Assets other than Real Property Interests	26
3.15.	Intellectual Property Rights	26
3.16.	Contracts	28
3.17.	Compliance with Laws	30
3.18.	Environmental Matters	30
3.19.	Licenses and Permits	30
3.20.	Litigation	31
3.21.	Personnel Matters	31
3.22.	Labor Matters	32
3.23.	Employee Benefit Matters	32
3.24.	Tax Matters	34
3.25.	Insurance	38

3.26.	Bank Accounts	38
3.27.	Powers of Attorney	38
3.28.	No Broker	38
3.29.	Suppliers and Customers	38
3.30.	Offering Exemption	39

ARTICLE IV. Representations and Warranties of Buyers		39
4.1.	Organization and Power	39
4.2.	Authorization	39
4.3.	Enforceability	39
4.4.	No Violation	40
4.5.	Government Authorizations and Consents	40
4.6.	Litigation	40
4.7.	Financial Capacity	40
4.8.	Brokers	40
4.9.	Investment; Securities Laws	41
4.10.	Accredited Investor	41

ARTICLE V. Covenants		41
5.1.	Conduct of Deltek	41
5.2.	Access to Information Prior to the Closing	42
5.3.	Confidentiality	43
5.4.	Best Efforts	43
5.5.	HSR Act Filing; Other Filings	43
5.6.	Consents	44
5.7.	Access to Books and Records Following the Closing	44
5.8.	Shareholders’ Post-Closing Confidentiality Obligation	45
5.9.	Expenses	45
5.10.	Certain Tax Matters	46
5.11.	Public Announcements	48
5.12.	Communications with Customers and Suppliers	49
5.13.	Directors and Officers Indemnification	49
5.14.	Stock Appreciation Rights	50
5.15.	Indebtedness for Borrowed Money	51
5.16.	Interim Report of Gross Software Bookings	51
5.17.	Non-Solicitation	52
5.18.	Restrictions on Transfer	52
5.19.	Legends	52
5.20.	New Certificates	53
5.21.	Stock Option Plan	54
5.22.	Restated December 2003 Financial Statements	54
5.23.	Management Sale	54
5.24.	S Corporation Escrow	54

ARTICLE VI. Conditions To Closing		55
6.1.	Conditions to All Parties’ Obligations	55

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6.2.	Conditions to Deltek’s and the Shareholders’ Obligations	56
6.3.	Conditions to Buyers’ Obligations	56

ARTICLE VII. Deliveries by the Shareholders and Deltek at Closing		58
7.1.	Officer’s Certificate	58
7.2.	Consents	59
7.3.	Resignations of Directors and Officers	59
7.4.	William Blair	59
7.5.	Outstanding Indebtedness	59
7.6.	Severance Arrangements	59
7.7.	Share Certificates	59
7.8.	Certificates of Redeemed Shares	59
7.9.	Further Instruments	59

ARTICLE VIII. Deliveries by Buyers at Closing		60
8.1.	Officer’s Certificate	60
8.2.	Payments	60
8.3.	Further Instruments	60

ARTICLE IX. Certain Remedies and Limitations		60
9.1.	Expiration of Representations, Warranties and Covenants	60
9.2.	Indemnification	61
9.3.	No Set-Off	67
9.4.	Retention of Records	67
9.5.	No Investigation of Deltek	67

ARTICLE X. Termination		67
10.1.	Termination	67
10.2.	Procedure and Effect of Termination	68

ARTICLE XI. Miscellaneous		68
11.1.	Material Adverse Effect	68
11.2.	Disclaimer of Projections, Etc.	68
11.3.	Further Assurances	69
11.4.	Notices	69
11.5.	Governing Law	70
11.6.	Entire Agreement	70
11.7.	Severability	70
11.8.	Amendment	70
11.9.	Effect of Waiver or Consent	71
11.10.	Parties in Interest; Limitation on Rights of Others	71
11.11.	Assignability; Management Rights	71
11.12.	Jurisdiction; Court Proceedings; Waiver of Jury Trial	72
11.13.	No Other Duties	72
11.14.	Reliance on Counsel and Other Advisors	72
11.15.	Remedies	72
11.16.	Counterparts	73

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EXHIBITS
A	Shareholders, Addresses and Shareholdings
B	Buyers’ Investment
C	Financial Statements
D	Form of Investor Rights Agreement
E	Form of Articles of Amendment to the Articles of Incorporation
F	Form of Shareholders’ Agreement
G	Form of Escrow Agreement
H	Outstanding Stock Appreciation Rights
I	Calculation of Per Share Purchase Price
J	Management Accelerated Stock Appreciation Rights
K	Form of Stock Option Plan
L	Required Consents and Approvals
M	Form of deLaski Employment Agreement
N	Form of Advisory Agreement
O	Form of Noncompetition Agreement
P	Form of Release
Q	Form of Management Rights Letter
R	Form of Debenture

- iv -

RECAPITALIZATION AGREEMENT

RECAPITALIZATION AGREEMENT (“Agreement”), effective as of December 23, 2004 (the “Effective Date”), by and among New Mountain Partners II, L.P. (“NMP”), New Mountain Affiliated Investors II, L.P. (“NMAI”), Allegheny New Mountain Partners, L.P., a Delaware limited partnership (together with NMAI and NMP, “Buyers”), Deltek Systems, Inc., a Virginia corporation (“Deltek”), the holders of all outstanding shares of stock of Deltek listed on Exhibit A (each, a “Shareholder” and, collectively, the “Shareholders”) and Kenneth E. deLaski, in his capacity as Shareholders’ Representative as defined in Section 2.8(a).

RECITALS

WHEREAS, the Shareholders are the holders and owners of all of the issued and outstanding shares of Capital Stock of Deltek as set forth on Exhibit A; and

WHEREAS, at the Closing, Buyers will invest an aggregate of $180,000,000 in Deltek through the purchase of $75,000,000 in aggregate principal amount of 8% subordinated debentures due 2015 (the “Debentures”), an amount of Common Stock that will result in Buyers owning an aggregate of 75% of the equity and voting power of all outstanding shares of Capital Stock of Deltek (exclusive of the Series A Preferred Stock) immediately following the Closing (the “Common Shares”) and 100 shares of Series A Preferred Stock of Deltek, par value $0.001 per share (the “Series A Preferred Stock”), all as set forth on Exhibit B; and

WHEREAS, at the Closing, Deltek will enter into a senior secured credit facility (the “Credit Agreement”) with affiliates of Credit Suisse First Boston and/or other lenders, providing for a senior secured term loan in an aggregate principal amount of $115 million and a senior secured revolving credit facility in an aggregate principal amount of up to $30 million; and

WHEREAS, at the Closing, Deltek will use the funds received from Buyers and from its borrowings under the Credit Agreement, and will also issue $25,000,000 in aggregate principal amount of Debentures to Kenneth E. deLaski, to (i) repurchase from the Shareholders an amount of Common Stock that will result in the Shareholders and Management Members (following the Management Sale) collectively owning an aggregate of 25% of the equity and voting power of all outstanding shares of Capital Stock of Deltek (exclusive of the Series A Preferred Stock) immediately following the Closing and (ii) make certain payments to holders in respect of the outstanding stock appreciation rights under Deltek’s stock appreciation plan;

WHEREAS, concurrently with the Closing, certain Shareholders will sell, and the Management Members will purchase, the Management Shares at a price per share equal to the per share price to be received by the Shareholders pursuant to Section 2.3 for the Redeemed Shares, as determined in accordance with Exhibit I (the “Management Sale”);

WHEREAS, as a condition to the Management Sale and the consummation of the other Contemplated Transactions, each Management Member will become a party to the Shareholders’ Agreement; and

WHEREAS, the parties intend that, immediately following the Closing, Buyers will collectively own 75%, and the Shareholders and Management Members will collectively own

25%, of the equity and voting power of all outstanding shares of Capital Stock of Deltek (exclusive of the Series A Preferred Stock).

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

Definitions and Rules of Construction

1.1.	Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Accelerated SAR Payment” has the meaning set forth in Section 5.14(b)(ii).

“Accelerated SARs” has the meaning set forth in Section 5.14(b)(ii).

“Additional Shares” has the meaning set forth in Section 2.6(a).

“Additional Vested SAR Amount” means, (x) if the Closing occurs on or after February 28, 2005, an amount equal to (i) the aggregate number of Deltek stock appreciation rights that vest on or after February 28, 2005 and are unexercised on the Closing Date multiplied by (ii) the excess of (A) the per share price to be received by the Shareholders pursuant to Section 2.3 for the Redeemed Shares, as determined in accordance with Exhibit I, over (B) the per share exercise price of such vested stock appreciation rights, and (y) if the Closing occurs prior to February 28, 2005, zero.

“Advisory Agreement” has the meaning set forth in Section 6.3(j).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. Deltek and the Subsidiaries shall be Affiliates of the Shareholders prior to the Closing and of Buyers from and after the Closing.

“Agreement” means this recapitalization agreement as amended from time to time in accordance with Section 11.8.

“Articles of Amendment” means Deltek’s Articles of Amendment to the Amended and Restated Articles of Incorporation, which shall include the terms of the Series A Preferred Stock, in the form attached hereto as Exhibit E.

“Business Day” shall mean any day other than a Saturday, Sunday, or any federal or Commonwealth of Virginia holiday or day on which banks are required or authorized to close in New York, New York. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Buyers” has the meaning set forth in the Preamble.

“Buyer Indemnitees” has the meaning set forth in Section 9.2(b)(i).

“Capital Stock” of any Person means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (including without limitation common stock, preferred stock and limited liability company, partnership and joint venture interests) of such Person.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Portion of the Redemption Consideration” has the meaning set forth in Section 2.2(b)(ii).

“Closing SAR Payment” has the meaning set forth in Section 5.14(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent superseding federal revenue Laws.

“Commercial Software” means commercially-available Software licensed pursuant to a standard license agreement and used internally (and not licensed or sublicensed to third parties) by Deltek or the Subsidiaries in connection with the business of Deltek and the Subsidiaries as currently conducted.

“Common Shares” has the meaning set forth in the Recitals.

“Common Stock” means Deltek’s common stock, par value $0.001 per share.

“Composite Tax Return” has the meaning set forth in Section 3.24(a)(i).

“Composite Taxes” has the meaning set forth in Section 3.24(a)(ii).

“Consultant” means all persons who are or have been engaged as consultants by Deltek or who otherwise provide services to Deltek under a contractual arrangement.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Contingent Payments” has the meaning set forth in Section 2.4.

“Conversion SAR Amendments” means the separate Amendments to Option Conversion Stock Appreciation Right Agreement, dated as of May 24, 2004, executed by Deltek and Michael L. Angles, Lori Becker, Cyndia Biver, Eric Brehm, Mary R. Burden, Matthew H. Fogo, Richard P. Lowrey, Susan H. O’Dea and Stephen P. Sisak, and the Amendment to Option Conversion Stock Appreciation Right Agreement, dated as of December 10, 2004, executed by Deltek and Sean Hickey.

“Copyrights” means all registered and unregistered United States and foreign copyrights and applications therefor.

“Credit Agreement” has the meaning set forth in the Recitals.

“Daily Cash Balance” means, with respect to any Business Day, an amount equal to the sum of (i) Deltek’s cash balance at the close of business on such Business Day as shown on its books and records, plus (ii) an amount equal to any expenses paid by Deltek on or prior to such Business Day that would otherwise have been the responsibility of Deltek pursuant to Section 5.9, plus (iii) an amount equal to the Proportionate Amount of Prepaid Fees paid by Deltek on or prior to such Business Day.

“Damages” has the meaning set forth in Section 5.13(b).

“Debentures” has the meaning set forth in the Recitals.

“December 2003 Balance Sheet” means the audited consolidated balance sheet of Deltek and its Subsidiaries as of December 31, 2003 included in the December 2003 Financial Statements.

“December 2003 Financial Statements” means the audited consolidated balance sheet of Deltek and its Subsidiaries as of December 31, 2003, and the related statements of income, changes in equity and cash flows for the year then ended, a copy of which is attached as Exhibit C.

“Deltek” means Deltek Systems, Inc., a Virginia corporation.

“Deltek Disclosure Schedule” means the disclosure schedule of even date herewith delivered by the Shareholders in connection with the execution and delivery of this Agreement.

“Deltek Intellectual Property” means all Intellectual Property used or held for use by Deltek or any of its Subsidiaries in connection with their businesses whether owned or licensed from third parties.

“Deltek Intellectual Property Rights” means all Intellectual Property Rights used or held for use by Deltek or any of its Subsidiaries in connection with their businesses whether owned or licensed from third parties.

“Effective Date” has the meaning referred to in the Preamble.

“Entity” means any general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization.

“Environmental Laws” means any and all federal, state, local and foreign statutes, Laws (including case or common law), regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, concessions, grants, franchises, licenses, or agreements relating to human health and safety, the environment or emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, facilities, structures, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the investigation, clean-up or other remediation thereof. Without limiting the generality of the foregoing, “Environmental Laws” include: (i) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended; (ii) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 26 U.S.C. § 4611 and 42 U.S.C. § 9601 et seq., as amended; (iii) the Superfund Amendment and Reauthorization Act of 1984, as amended; (iv) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; (v) the Clean Water Act, 33 U.S.C. § 1251 et seq; (vi) the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and (vii) the Occupational Safety and Health Act of 1976, 29 U.S.C. § 651, as amended, and all rules and regulations promulgated thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, as well as any rules and regulations promulgated thereunder by any Governmental Authority, as from time to time in effect.

“ERISA Affiliate” means a corporation which is a member of a controlled group of corporations with Deltek within the meaning of Code Section 414(b), a trade or business which is under common control with Deltek within the meaning of Code Section 414(c), or a member of an affiliated service group with Deltek within the meaning of Code Sections 414(m) or (o), including any such Entity which was an ERISA Affiliate at any time within the six (6) year period preceding the Closing Date.

“Escrow” has the meaning set forth in Section 2.5.

“Escrow Agent” means JPMorgan Chase Bank.

“Escrow Agreement” has the meaning set forth in Section 2.5.

“Escrow Payment” has the meaning set forth in Section 2.5.

“Excess Claims” has the meaning set forth in Section 2.4(c).

“Executive Severance Agreements” means the separate Executive Severance Agreements, dated as of May 24, 2004, executed by Deltek and Lori Becker, Eric Brehm, Richard P. Lowrey and Susan H. O’Dea.

“Financial Model” means Deltek’s management’s financial model, dated November 10, 2004, which was previously delivered to Buyers.

“Financial Statements” has the meaning set forth in Section 3.8(a).

“GAAP” means generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States.

“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

“Governmental Consents” has the meaning set forth in Section 3.7.

“Gross Software Bookings” means gross software bookings (before any adjustments or reserves) calculated using the identical methodologies used in calculating “gross software bookings” in the Financial Model.

“Hazardous Substances” means any substance that is toxic, ignitable, reactive, corrosive, radioactive, caustic, or regulated as a hazardous substance, contaminant, toxic substance, toxic pollutant, hazardous waste, special waste, or pollutant, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, poly-chlorinated bi-phenyls and asbestos regulated under, or which is the subject of, applicable Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Taxes” means all federal, state, local and foreign (i) Taxes that are based on or measured by income (or that include as one of their alternative bases a Tax based on or measured by income), and (ii) franchise Taxes; provided that Income Taxes shall not include Composite Taxes.

“Income Tax Return” means a Tax Return in connection with Income Taxes.

“Indemnified Parties” has the meaning set forth in Section 5.13(b).

“Indemnitee” has the meaning set forth in Section 9.2(d)(i)(1).

“Indemnitor” has the meaning set forth in Section 9.2(d)(i)(1).

“Intellectual Property” means Software and Technology.

“Intellectual Property Rights” means rights that exist under Laws respecting Copyrights, Patents, Trademarks and Trade Secrets.

“Inventors” has the meaning set forth in Section 3.15(h).

“Investment Amount” has the meaning set forth in Section 2.2(a).

“Investor Rights Agreement” means that certain Investor Rights Agreement among Deltek, Buyers and certain other security holders of Deltek to be executed at Closing, substantially in the form attached hereto as Exhibit D.

“IRS” means the Internal Revenue Service.

“Knowledge of Deltek” means the actual knowledge of the following personnel of Deltek: Michael L. Angles, Lori L. Becker, Eric J. Brehm, Kenneth E. deLaski, Matthew H. Fogo, Richard P. Lowrey and Susan H. O’Dea.

“Laws” means (a) all constitutions, treaties, laws, statutes, codes, regulations, ordinances, orders, decrees, rules, or other requirements with similar effect of any Governmental Authority, (b) all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority (“Orders”), and (c) all provisions of the foregoing, in each case binding on or affecting the Person referred to in the context in which such word is used; “Law” means any one of them and the words “Laws” and “Law” include Environmental Laws.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person or is disclosed on a disclosure schedule.

“Lien” means any lien, statutory or otherwise, security interest, mortgage, deed of trust, priority, pledge, charge, conditional sale, title retention agreement, financing lease, right of first refusal or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

“Litigation” has the meaning set forth in Section 3.20.

“Loss” or “Losses” has the meaning set forth in Section 9.2(a).

“Management Members” means those members of Deltek’s management who participate in the Management Sale, as set forth in the Shareholder Certificate.

“Management Sale” has the meaning set forth in the Recitals.

“Management Shares” means the shares of Common Stock owned by certain Shareholders prior to the Closing (other than the Redeemed Shares) to be sold to the Management Members in connection with the Management Sale, as set forth on the Shareholder Certificate.

“Material Adverse Effect on Buyer” has the meaning set forth in Section 4.4, as limited by Section 11.1.

“Material Adverse Effect on Deltek” has the meaning set forth in Section 3.1(b), as limited by Section 11.1.

“Material Contract” has the meaning set forth in Section 3.16(a).

“Most Recent Unaudited Financial Statements” has the meaning set forth in Section 3.8(a).

“Net Closing SAR Payment” means the Closing SAR Payment less the Additional Vested SAR Amount.

“NMAI” has the meaning set forth in the Preamble.

“NMP” has the meaning set forth in the Preamble.

“Non-Qualified S Corporation Shareholder” has the meaning set forth in Section 3.24(b)(i).

“Options” means the options to purchase Deltek Common Stock.

“Orders” has the meaning set forth in the definition of “Laws.”

“Other Taxes” means all Taxes other than Income Taxes and Composite Taxes.

“Outstanding Indebtedness” shall mean all obligations and indebtedness of Deltek and the Subsidiaries (i) for borrowed money (other than trade debt and other accrued current liabilities or obligations incurred in the ordinary course of business); (ii) evidenced by a note, bond, debenture or similar instrument; (iii) created or arising under any capital lease, conditional sale, earn out or other arrangement for the deferral of purchase price of any property; (iv) under letters of credit, banker’s acceptances or similar credit transactions; (v) for any other Person’s obligation or indebtedness of the same type as any of the foregoing, whether as obligor, guarantor or otherwise; (vi) for interest on any of the foregoing and (vii) for any premiums, prepayment or termination fees, expenses or breakage costs due upon prepayment of any of the foregoing.

“Patent Infringement Claim” has the meaning set forth in the definition of “Patent Infringement Losses.”

“Patent Infringement Losses” means all Losses arising out of or relating to any third party claim of infringement or violation by Deltek or its Subsidiaries of third party Patent rights (a “Patent Infringement Claim”), which Losses are claimed by Buyer Indemnitees in respect of a breach of any representation or warranty contained in Section 3.15(d).

“Patents” means issued patents, including United States and foreign patents and applications therefor; divisions, reissues, continuations, continuations-in-part, reexaminations, renewals and extensions of any of the foregoing; and utility models and utility model applications.

“Permits” has the meaning set forth in Section 3.19.

“Permitted Cash Distribution Amount” means an amount equal to the excess, if any, of (x) the average Daily Cash Balance over the 11 Business Days immediately preceding the Closing Date, over (y) the sum of the amount of (i) all checks drawn on any Deltek account that are outstanding as of the close of business on the Business Day immediately preceding the Closing Date, (ii) all payroll ACH transactions and wires pending as of the close of business on the Business Day immediately preceding the Closing Date, (iii) any accrued and unpaid bonuses and commissions for fiscal year 2004 as of the close of business on the Business Day immediately preceding the Closing Date, including the employer’s portion of any Taxes attributable to the payment of such amounts, and (iv) the employer’s portion of the Hospital Insurance (Medicare) Tax under the Federal Insurance Contributions Act attributable to the Closing SAR Payment.

“Person” means any individual, person, Entity, or Governmental Authority, and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person” when the context so permits.

“Personnel” has the meaning set forth in Section 3.21(a).

“Plan” has the meaning set forth in Section 3.23(a).

“Products” has the meaning set forth in Section 3.15(a)

“Proportionate Amount of Prepaid Fees” means the balance of any lump sum up front payment of royalties or license fees (exclusive of maintenance fees and development fees) for license rights to Cognos Corporation, Actuate Corporation or BEA Systems, Inc. (collectively, “Vendors”) Software products paid by Deltek to such Vendors after the Effective Date but prior to the Closing Date, pursuant to a license agreement or amendment (e.g., add-on quote) to an existing license agreement with any such Vendor entered into after the Effective Date, that remain available for use on and after the Closing Date, calculated, with respect to each Software product, as the total amount of any such lump sum payment of royalties or license fees paid less the amount of such royalties or license fees that would have been utilized (i.e., due to such Vendor, but for the lump sum payment) for Software products sold by Deltek after the Effective Date through the Business Day immediately prior to the Closing Date.

“Real Property Interests” has the meaning set forth in Section 3.13.

“Redeemed Shares” means the shares of Common Stock of the Shareholders to be purchased by Deltek pursuant to the terms and conditions of this Agreement, as set forth in the Shareholder Certificate.

“Redemption Consideration” means $301,500,000 plus (i) the amount of any Contingent Payments required by Section 2.4, less (ii) the Net Closing SAR Payment.

“Representation Records” has the meaning set forth in Section 9.4.

“Restated December 2003 Financial Statements” has the meaning set forth in Section 5.22.

“Retention Bonus” has the meaning set forth in Section 5.14(b)(i).

“Ruling Relief” means receipt by Deltek of a favorable private letter ruling from the IRS confirming and recognizing Deltek’s status as an S corporation for federal Tax purposes within the meaning of Section 1361 of the Code (an “S Corporation”) at all times from and after January 1, 2003 through the Closing Date.

“Ruling Request” has the meaning set forth in Section 5.24(a).

“S Corporation” has the meaning set forth in the definition of Ruling Relief.

“S Corporation Escrow Amount” at any time means $20,000,000 of the Escrow Payment being deposited into the Escrow, plus any income earned thereon, less any amounts paid prior to that time from the Escrow, in accordance with the Escrow Agreement, (x) to Deltek in connection with a claim by Deltek in respect of any S Corporation Liability and (y) to the Shareholders’ Representative as a quarterly distribution in respect of any income earned on such $20,000,000.

“S Corporation Liability” means all Tax Liabilities incurred by Deltek as a result of its failure to make a valid S Election (and any comparable election under state and local Law) and be recognized by the IRS (or any comparable state or local Taxing Authority) as an S Corporation for Tax purposes at all times from and after January 1, 2003 through the Closing Date.

“S Election” has the meaning set forth in Section 3.24(b)(i).

“SAR Amendments” means the separate Amendments to Stock Appreciation Right Agreement, dated as of May 24, 2004, executed by Deltek and Lori Becker, Cyndia Biver (with whom there are two separate SAR Amendments), Mary R. Burden, Matthew H. Fogo, Richard P. Lowrey and Susan H. O’Dea, and the Amendment to Stock Appreciation Right Agreement, dated as of December 10, 2004, executed by Deltek and Sean Hickey.

“Securities Act” has the meaning set forth in Section 3.30.

“Series A Preferred Stock” has the meaning set forth in the Recitals.

“Severance Agreements” means the separate Severance Agreements, dated as of May 24, 2004, executed by Deltek and Michael L. Angles, Cyndia Biver, Mary R. Burden, Matthew H. Fogo and Stephen P. Sisak, and the Severance Agreement, dated as of December 10, 2004, executed by Deltek and Sean Hickey.

“Shareholder Affiliates” has the meaning set forth in Section 5.8.

“Shareholder Certificate” has the meaning set forth in Section 5.23.

“Shareholder Indemnitee” has the meaning set forth in Section 9.2(a).

“Shareholder(s)” means individually and collectively the Persons identified on Exhibit A as holding shares of Deltek Capital Stock.

“Shareholders’ Agreement” means that certain Shareholders’ Agreement by and among Deltek and the security holders of Deltek providing for certain restrictions on transfer, drag along rights, tag along rights and other rights and restrictions, a copy of which is attached hereto as Exhibit F.

“Shareholders’ Proportionate Interest” means with respect to each Shareholder, that portion (in percentage terms) of the aggregate of all Redeemed Shares that is comprised of such Shareholder’s Redeemed Shares.

“Shareholders’ Representative” has the meaning set forth in Section 2.8(a).

“Shareholders’ Tax Period” means any taxable periods ending on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Shareholders’ Taxes” has the meaning set forth in Section 9.2(b)(ii).

“Software” means the manifestation, in tangible or physical (including digital) form, including, but not limited to, in magnetic media, firmware, and documentation, of computer programs and databases, including data therein, such computer programs and databases to include, but not limited to, management information systems, and personal computer programs, websites and content therein. The tangible manifestation of such programs may be in the form of, among other things, source code, flow diagrams, listings, object code, and microcode. Software does not include any Technology.

“Straddle Period” means any taxable period beginning before, and ending on or after, the Closing Date.

“Subsidiaries” means Deltek Systems (Philippines) Ltd., a Virginia corporation, and Deltek Systems (UK) Ltd., a company incorporated under the laws of England and Wales.

“Surviving Representations” has the meaning set forth in Section 9.1.

“Tax Benefit” has the meaning set forth in Section 9.2(d)(ii)(4).

“Tax Contest” has the meaning set forth in Section 9.2(d)(ii)(1).

“Tax Indemnification Liability” has the meaning set forth in Section 9.2(d)(ii)(1).

“Tax Indemnitee” has the meaning set forth in Section 9.2(d)(ii)(1).

“Tax Indemnitor” has the meaning set forth in Section 9.2(d)(ii)(1).

“Tax Return” has the meaning set forth in Section 3.24(a)(iv).

“Taxes” has the meaning set forth in Section 3.24(a)(iii).

“Taxing Authority” shall mean any government or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Technology” shall mean all types of technical information and data, whether or not reduced to tangible or physical form, including, but not limited to: know-how; product definitions and designs; inventions; research and development; engineering, development, manufacturing, process, test, quality control, procurement, and service specifications, procedures, processes, standards, and reports; blueprints; drawings; materials specifications, procedures, standards, and lists; catalogs; technical information and data relating to marketing and sales activity; and formulae. Technology does not include any Software.

“Trademarks” means all United States and foreign trademark and service mark registrations and applications therefor and unregistered trademarks and service marks.

“Trade Secrets” means information in any form relating to Technology or Software that is considered to be proprietary information by the owner, is maintained on a confidential or secret basis by the owner, and is not generally known to other parties.

“Transaction Documents” has the meaning set forth in Section 3.2.

“Vested SAR Holder” has the meaning set forth in Section 5.14.

“William Blair” has the meaning set forth in Section 3.28.

“William Blair Agreement” has the meaning set forth in Section 3.28.

1.2.	Rules of Construction.

Unless the context otherwise requires:

(a) A capitalized term has the meaning assigned to it;

(b) An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) References in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(d) References to Articles, Sections and Exhibits shall refer to articles, sections and exhibits of this Agreement, unless otherwise specified;

(e) The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision thereof;

(f) This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted;

(g) References to “best efforts” in this Agreement shall require commercially reasonable best efforts, and not commercially unreasonable expenditures of money, time or other resources;

(h) A monetary figure given in United States dollars shall be deemed to refer to the equivalent amount of foreign currency when used in a context which refers to or includes operations conducted principally outside of the United States;

(i) References to “including” in this Agreement shall mean “including, without limitation”, whether or not so specified; and

(j) References to “ordinary course” in this Agreement shall mean “ordinary course in a manner consistent with past practice”, whether or not so specified.

ARTICLE II.

Closing; Purchase Price; Adjustments and Related Matters

2.1.	Closing.

The closing of the Contemplated Transactions (the “Closing”) will take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004, at 10:00 A.M. local time on the third Business Day immediately following the day on which the last of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with this Agreement, or on such other date as Buyers and Shareholders’ Representative may otherwise agree. The day on which the Closing actually occurs is sometimes referred to herein as the “Closing Date.”

2.2.	Recapitalization.

(a) Investment. Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyers shall purchase from Deltek for an aggregate purchase price of $180,000,000 (the “Investment Amount”) in cash, and Deltek shall issue to each Buyer (i) an amount of Common Stock which shall equal in the aggregate 75% of the equity and voting power of all outstanding shares of Capital Stock of Deltek (exclusive of the Series A Preferred Stock) immediately following the Closing, which shares shall be allocated among Buyers based on the percentages set forth opposite the name of each Buyer under the heading “Percentage of Common Shares” on Exhibit B, and Deltek shall execute and deliver to Buyer the Investor Rights Agreement, (ii) Debentures in the aggregate principal amount set forth opposite the name of such Buyer under the heading “Debenture Amount” on Exhibit B, and (iii) the number of shares of Series A Preferred Stock set forth opposite the name of such Buyer under the heading “Number of Shares of Series A Preferred Stock” on Exhibit B, each at a purchase price set forth opposite such Buyer’s name under the heading “Aggregate Investment Amount” on Exhibit B. The Debentures, the Common Shares and the shares of Series A Preferred Stock to be purchased pursuant to this Section 2.2 may be reallocated by Buyers among themselves by delivering written notice of such reallocation to Deltek at any time prior to Closing, so long as such reallocation does not change the aggregate principal amount of the Debentures, or the total number of Common Shares or shares of Series A Preferred Stock, being purchased pursuant to this Section 2.2.

(b) Restructuring; Use of Proceeds from the Investment.

(i) Simultaneously with the investment described in Section 2.2(a), Deltek shall enter into the Credit Agreement and shall borrow $115 million under the term facility provided by the Credit Agreement and such other amounts under the revolving facility thereunder as may be necessary to pay any expenses in connection with the Contemplated Transactions.

(ii) Immediately upon the receipt of the Investment Amount and the amounts borrowed by Deltek under the Credit Agreement, Deltek shall redeem, and the Shareholders shall sell, assign, convey and transfer to Deltek, free and clear of all Liens, the Redeemed Shares in exchange for the Redemption Consideration, of which $301,500,000, less the Net Closing SAR Payment (the “Closing Portion of the Redemption Consideration”), shall be payable at the Closing, and the Contingent Payments shall be payable in accordance with Section 2.4.

2.3.	Payments and Deliveries at the Closing.

At the Closing:

(a) Buyers shall pay the Investment Amount to Deltek by wire transfer of immediately available funds to an account or accounts designated by Deltek.

(b) Deltek shall pay the Closing Portion of the Redemption Consideration as follows:

(i) The amount of the Escrow Payment shall be paid to the Escrow Agent by wire transfer of immediately available funds to an account designated by the Escrow Agent, all in accordance with Section 2.5;

(ii) A Debenture in the principal amount of $25,000,000 payable to the order of Kenneth E. deLaski shall be issued and delivered to Mr. deLaski by Deltek in payment of a like amount of the Closing Portion of the Redemption Consideration owing to Mr. deLaski for his shares of Common Stock that are being redeemed by Deltek;

(iii) The amount of $276,500,000, less the Escrow Payment and less the Net Closing SAR Payment, shall be paid to the Shareholders’ Representative by wire transfer of immediately available funds to an account or accounts designated by the Shareholders’

Representative, which amount shall be distributed by the Shareholders’ Representative to the Shareholders pro rata in proportion to the Shareholders’ Proportionate Interests (after taking into account the receipt by Kenneth E. deLaski of the $25,000,000 Debenture in partial payment of the Closing Portion of the Redemption Consideration owed to Mr. deLaski).

(c) Deltek shall pay to each Vested SAR Holder, by check, such Person’s portion of the Closing SAR Payment in accordance with Sections 5.14(a), 5.14(c) and 5.14(d).

(d) The Shareholders shall deliver the stock certificates evidencing the Redeemed Shares to Deltek, duly endorsed in blank for transfer or accompanied by duly executed stock transfer powers in blank for transfer.

(e) The parties will make the other deliveries set forth in ARTICLES VII and VIII.

The designation of bank accounts to which funds shall be delivered pursuant hereto shall be made by the designating party no later than two Business Days prior to the Closing Date.

2.4.	Contingent Payments.

After the Closing, the Shareholders shall be entitled to receive from Deltek the amount of Income Taxes that Deltek otherwise would be required to pay but for the deduction (including any deduction relating to the payment by Deltek of its portion of the Hospital Insurance (Medicare) Tax under the Federal Insurance Contributions Act attributable to the Closing SAR Payment) that Deltek is entitled to take as a result of its paying the Net Closing SAR Payment pursuant to Section 5.14(a) (the “Contingent Payments”) as follows:

(a) The Contingent Payments, if any, required by this Section 2.4 shall be made by wire transfer of immediately available funds to an account or accounts designated by the Shareholders’ Representative for distribution to the Shareholders pro rata in proportion to the Shareholders’ Proportionate Interests as follows:

(i) Within five (5) Business Days after Deltek has filed each federal Income Tax Return extension request (IRS Form 7004) (or comparable state Income Tax Return extension request) for a taxable period in which Deltek claims a deduction for some or all of the Net Closing SAR Payment, Deltek shall pay ninety percent (90%) of the excess (if any) of (A) the Income Taxes that would have been required to be paid by Deltek and its Subsidiaries for such taxable period if the Net SAR Closing Payment had not been made over (B) the Income Taxes actually required to be paid by Deltek and its Subsidiaries for such taxable period; and

(ii) Within five (5) Business Days after Deltek has filed each federal or state Income Tax Return for a taxable period in which Deltek claims a deduction for some or all of the Net Closing SAR Payment, Deltek shall pay the excess (if any) of (A) the Income Taxes that would have been required to be paid by Deltek and its Subsidiaries for such taxable period if the Net SAR Closing Payment had not been made over (B) the Income Taxes actually required to be paid by Deltek and its Subsidiaries for such taxable period, reduced by any Contingent Payments previously paid to the Shareholders’ Representative pursuant to Section 2.4(a)(i) for the same taxable period covered by such Tax Return.

(b) The Shareholders shall promptly refund to Deltek the amount of any Contingent Payments received in the event that some or all of any deductions claimed in connection with the Net Closing SAR Payment on any Income Tax Return are subsequently disallowed by any Taxing Authority. The amount of any such refund shall be equal to the amount of additional Income Tax required to be paid by Deltek as a result of any such disallowance. In addition, if the amount calculated and paid to the Shareholders pursuant to Section 2.4(a)(i) exceeds the amount calculated pursuant to Section 2.4(a)(ii), the Shareholders shall promptly refund to Deltek the amount of such excess.

(c) Notwithstanding the provisions of Section 2.4(a), Deltek shall not be obligated to make any payment of Contingent Payments to the Shareholders before the date that is 18 months after the Closing Date. Furthermore, if, as of such date, the aggregate amount of outstanding claims made by the Buyer Indemnitees pursuant to Section 9.2(b) exceed the amount remaining in the Escrow (the “Excess Claims”), Deltek shall pay into the Escrow an amount of the Contingent Payments equal to the Excess Claims and shall pay the remaining amount of Contingent Payments, if any, in the manner specified in Section 2.4(a), provided that Deltek shall have the option, in lieu of making such payment into the Escrow, to set off the amount of any such Contingent Payment against any amount established in a Final Determination (as defined in the Escrow Agreement) to be owed to any Buyer Indemnitee by the Shareholders pursuant to Section 9.2(b) and if the Buyer Indemnitee is a Person other than Deltek, to pay over such amount to such Buyer Indemnitee.

2.5.	Escrowed Portion of the Purchase Price.

For the purpose of securing the Shareholders’ obligations pursuant to Section 9.2(b), the amount of $40,000,000 in cash (the “Escrow Payment”) shall be delivered by Deltek at the Closing to the Escrow Agent by wire transfer of immediately available funds to an account (the “Escrow”) to be designated and administered by the Escrow Agent pursuant to an escrow agreement substantially in the form of Exhibit G (the “Escrow Agreement”).

2.6.	Additional Issuances.

(a) In addition to and without limitation of all other indemnities in this Agreement, in the event that at any time after the Closing the representation and warranty set forth in clause (iv) of Section 3.4 is determined not to have been true as of the Closing, and, as a consequence, the Common Shares represented, immediately following the Closing, less than 75% of the equity and voting power referred to in clause (iv) of Section 3.4, then Deltek shall issue to each Buyer, at no cost to such Buyer, additional shares of Common Stock (the “Additional Shares”). Immediately after the issuance of the Additional Shares, all references in this Agreement to the “Common Shares” shall be deemed to include the Additional Shares. The Additional Shares shall be deemed to have been issued at the Closing and shall be equal in number to the number of shares of Common Stock that would have been required to have been issued to Buyers at the Closing in order for the representation and warranty set forth in clause (iv) of Section 3.4 to have been correct at the Closing less the number of shares of Common Stock actually issued to Buyers at the Closing.

(b) If, prior to any additional issuance required under Section 2.6(a), any dividend or other distribution was made on the outstanding shares of Common Stock, then Deltek shall pay such additional amounts to Buyers such that the aggregate amount of any prior dividends or distributions received by Buyers, when added to such additional amounts, are equal to the amounts that would have been received by Buyers had the Additional Shares been issued to Buyers at the Closing.

(c) In connection with any issuances of Additional Shares pursuant to this Section 2.6, Deltek shall take all action necessary to cause its articles of incorporation to be amended to increase the authorized capital of Deltek to permit such issuances. Any Additional Shares issued to Buyers pursuant to this Section 2.6 shall be, when issued, validly issued and fully paid and nonassessable and free and clear of all Liens.

2.7.	Allocation of the Investment Amount.

The parties to this Agreement agree to allocate $75,000,000 of the Investment Amount to the Debentures, $104,999,900 of the Investment Amount to the Common Shares and the Investor Rights Agreement and $100 of the Investment Amount to the Series A Preferred Stock. The parties hereto agree to report the sale and purchase of the Debentures, Common Shares and Series A Preferred Stock, and the execution and delivery of the Investor Rights Agreement, for all purposes in a manner consistent with this allocation and shall not take any position, including with respect to Tax, inconsistent with such allocation.

2.8.	Shareholders’ Representative.

(a) Appointment of Shareholders’ Representative. Each of the Shareholders hereby constitutes and irrevocably appoints, effective from and after the Effective Date, Kenneth E. deLaski as such Shareholder’s agent and attorney-in-fact (the “Shareholders’ Representative”) to act as Shareholders’ Representative under this Agreement and the other Transaction Documents in accordance with the terms of this Section 2.8 and the other Transaction Documents. In the event of the resignation, death or incapacity of the Shareholders’ Representative, a successor Shareholders’ Representative reasonably satisfactory to Buyers shall thereafter be appointed by an instrument in writing signed by such successor Shareholders’ Representative and by those Shareholders who, immediately prior to the Effective Date, held a majority of the outstanding shares of Deltek Capital Stock held by all Shareholders, and such appointment shall become effective as to any such successor Shareholders’ Representative when a copy of such instrument shall have been delivered to Buyers.

(b) Authority. The Shareholders’ Representative is hereby authorized and empowered to act for, and on behalf of, any or all of the Shareholders (with full power of substitution in the premises) in connection with (i) the indemnity provisions of ARTICLE IX as they relate to the Shareholders generally and (ii) such other matters as are reasonably necessary for the consummation of the Contemplated Transactions including, without limitation, (A) to receive all payments, including the Closing Portion of the Redemption Consideration and the Contingent Payments, owing to the Shareholders under this Agreement, (B) to terminate, amend, waive any provision of, or abandon, this Agreement or any of the other Transaction Documents, (C) to act as the representative of the Shareholders to review and authorize all claims and disputes or question the accuracy thereof, (D) to negotiate and compromise on their behalf with Buyers any claims asserted thereunder and to authorize payments to be made with respect thereto, (E) to take such further actions as are authorized in this Agreement or the other Transaction Documents, and (F) in general, do all things and perform all acts, including, without limitation, executing and delivering all agreements (including the Escrow Agreement and the other Transaction Documents), certificates, receipts, consents, elections, instructions and other documents contemplated by or deemed by the Shareholders’ Representative to be necessary or desirable in connection with this Agreement, the other Transaction Documents and the Contemplated Transactions. Buyers shall be entitled to rely on such appointment and to treat the Shareholders’ Representative as the duly appointed attorney-in-fact of each Shareholder. The Shareholders shall cooperate with the Shareholders’ Representative and any accountants, attorneys or other agents whom it may retain to assist in carrying out its duties hereunder. Each Shareholder by execution of this Agreement, and without any further action, confirms such appointment and authority. Notices given to the Shareholders’ Representative in accordance with Section 11.4 shall constitute notice to the Shareholders for all purposes under this Agreement.

(c) Extent and Survival of Authority. The appointment of the Shareholders’ Representative is an agency coupled with an interest and is irrevocable and any action taken by the Shareholders’ Representative pursuant to the authority granted in this Section 2.8 shall be effective and absolutely binding on each Shareholder notwithstanding any contrary action of or direction from such Shareholder, except for actions or omissions of the Shareholders’ Representative constituting willful misconduct or gross negligence. The death or incapacity, or dissolution or other termination of existence, of any Shareholder shall not terminate the authority and agency of the Shareholders’ Representative. Buyers and any other party to a Transaction Document in dealing with the Shareholders’ Representative may conclusively and absolutely rely, without inquiry, upon any act of the Shareholders’ Representative as the act of the Shareholder.

(d) Release from Liability; Indemnification. Each Shareholder hereby releases the Shareholders’ Representative from, and each Shareholder agrees to indemnify the Shareholders’ Representative against, liability for any action taken or not taken by the Shareholders’ Representative in his capacity as such (including the expenses referred to in Sections 2.8(b) and 2.8(e) hereof), except for the liability of the Shareholders’ Representative to a Shareholder for loss which such Shareholder may suffer from the willful misconduct or gross negligence of the Shareholders’ Representative in carrying out his duties hereunder or under the other Transaction Documents. The Shareholders’ Representative shall not be liable to any Shareholder, Buyer or their Affiliates, or to any other Person, with respect to any action taken or omitted to be taken by the Shareholders’ Representative in his role as Shareholders’ Representative under or in connection with this Agreement, unless such action or omission results from or arises out of fraud, gross negligence, willful misconduct or bad faith on the part of the Shareholders’ Representative, and the Shareholders’ Representative shall not be liable to any Shareholder in the event that, in the exercise of his reasonable judgment, the Shareholders’ Representative believes there will not be adequate resources available to cover potential costs and expenses to contest a claim made by Buyers against the Shareholders.

(e) Reimbursement of Expenses. The Shareholders’ Representative shall receive no compensation for service as such but shall receive reimbursement from, and be indemnified by, the Shareholders, pro rata in accordance with the Shareholders’ Proportionate Interests, for any and all expenses, charges and liabilities, including, but not limited to, reasonable attorneys’ fees, incurred by the Shareholders’ Representative in the performance or discharge of his duties pursuant to this Section 2.8.

ARTICLE III.

Representations and Warranties of the Shareholders

Except as set forth in the Deltek Disclosure Schedule (it being agreed that any matter disclosed in the Deltek Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to all sections of this Agreement to the extent it is reasonably apparent from a reading of the matter disclosed that such matter is applicable to such other sections of this Agreement) and subject to the limitations set forth in ARTICLE IX, the Shareholders severally, in proportion to the Shareholders’ Proportionate Interests, represent and warrant that the statements contained in this ARTICLE III are correct and complete on the date hereof and will be correct and complete at the Closing (except for representations and warranties that speak as of a specific date other than the date hereof, which representations and warranties shall on the date hereof be, and shall continue at the Closing to be, correct and complete as of such specified date) as follows:

3.1.	Organization and Power.

(a) Shareholders. Each of the Shareholders has full power and authority or legal capacity, as applicable, to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to consummate the Contemplated Transactions. Exhibit A accurately lists the names of the Shareholders, their principal addresses, and the number of shares of Deltek Capital Stock owned by each.

(b) Deltek. Deltek (i) is a corporation duly incorporated, validly existing and in good standing under the Laws of the Commonwealth of Virginia, (ii) has full power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party, (iii) has all requisite corporate power and authority to own or lease and to operate its properties and carry out the businesses in which it is engaged, and (iv) is qualified or licensed to do business as a foreign corporation in good standing in each jurisdiction where its ownership of property, or the conduct of its business, requires such qualification and where the failure to so qualify would, individually or in the aggregate, have a Material Adverse Effect on Deltek. For the purposes hereof, a “Material Adverse Effect on Deltek” means any material adverse change in, or material adverse effect on, the assets, liabilities, business, operations or condition, financial or otherwise, of Deltek taken as a whole.

(c) Affiliates. Except for the Shareholders and the Subsidiaries, Deltek has no Affiliates.

(d) Subsidiaries. Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction where it is organized and has all requisite corporate power and authority to own or lease and to operate its properties and carry on the businesses in which it is engaged. Each Subsidiary is qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction where its ownership of property, or the conduct of its business, requires such qualification and where the failure to so qualify would, individually or in the aggregate, have a Material Adverse Effect on Deltek.

3.2.	Authorization and Enforceability.

(a) This Agreement has been, and each of the other documents, agreements and instruments to be executed and delivered at Closing (together with this Agreement, the “Transaction Documents”) by the Shareholders or Deltek will be, at Closing, duly authorized, executed and delivered by Deltek and/or each of the Shareholders, as the case may be, and constitutes, or as of the Closing Date will constitute, a valid and legally binding agreement of Deltek or the Shareholders, as the case may be, enforceable against Deltek or the Shareholders, as the case may be, in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The execution and delivery of this Agreement and the other Transaction Documents to which Deltek is a party and the performance by Deltek of the Contemplated Transactions that are required to be performed by Deltek have been duly authorized by the Board of Directors of Deltek in accordance with applicable Law and the Amended and Restated Articles of Incorporation, as amended, and the Bylaws of Deltek, and no other corporate proceedings on the part of Deltek (including, without limitation, any shareholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which Deltek is a party or the consummation of the Contemplated Transactions.

(b) The Debentures have been duly authorized by Deltek and when issued in compliance with the provisions of this Agreement and the other Transaction Documents will be duly and validly issued and outstanding and will constitute valid and binding agreements of Deltek enforceable against it in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Common Shares and the shares of Series A Preferred Stock have been duly authorized by Deltek and when issued in compliance with the provisions of this Agreement and the other Transaction Documents will be validly issued and outstanding, fully paid and nonassessable. The terms, designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the Series A Preferred Stock will be as stated in the Articles of Amendment.

3.3.	Capitalization of Deltek and the Subsidiaries.

(a) Deltek. The capitalization and record owners of all of the Capital Stock of Deltek is as set forth on Exhibit A. All outstanding Capital Stock of Deltek is duly authorized, has been validly issued and is fully paid and non-assessable, is owned beneficially and of record by the Shareholders, free and clear of any Lien, and was issued in compliance with applicable securities Laws or exemptions therefrom. No Person has preemptive rights with respect to any securities of Deltek. Deltek does not have, and immediately following the Closing, Deltek will not have, any outstanding securities convertible into or exchangeable or exercisable for any shares of its Capital Stock or any rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of, or any calls against, commitments by or claims against it of any character relating to, any shares of its Capital Stock or any securities convertible into or exchangeable or exercisable for any shares of its Capital Stock. Except as set forth in the Investor Rights Agreement and the Shareholders’ Agreement, Deltek is not a party to and there is not, and immediately after the Closing there will not be, any contract, right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, or shareholders agreement, whether or not Deltek is a party thereto, with respect to the purchase, sale or voting of any shares of Capital Stock of Deltek or any securities convertible into or exchangeable or exercisable for any shares of Capital Stock of Deltek.

(b) Subsidiaries. Section 3.3(b) of the Deltek Disclosure Schedule sets forth the authorized and outstanding Capital Stock of each of the Subsidiaries. All outstanding Capital Stock of the Subsidiaries is duly authorized, has been validly issued and is fully paid and non-assessable, is owned beneficially and of record by Deltek, free and clear of any Lien, and was issued in compliance with applicable securities Laws or exemptions therefrom. None of the Subsidiaries has any outstanding securities convertible into or exercisable for any shares of its Capital Stock, nor does it have any outstanding rights to subscribe for or to purchase, or any options for the purchase, or any arrangements providing for the issuance (contingent or otherwise) of, or any calls against, commitments by or claims against it of any character relating to, any shares of its Capital Stock or any securities convertible into or exchangeable or exercisable for any shares of its Capital Stock.

3.4.	Ownership at Closing.

Upon completion of the Closing, (i) there shall be no Options outstanding, (ii) Deltek will own all of the issued and outstanding Capital Stock of the Subsidiaries, free and clear of any Liens, (iii) the record and beneficial owners of all of the Capital Stock of Deltek will be as set forth in the Officer’s certificate delivered to Buyers by Deltek at Closing in accordance with Section 7.1, (iv) Buyers collectively will own 75% of the equity and voting power of all then outstanding shares of Capital Stock of Deltek, (v) Buyers will have valid title to the Debentures, the Common Shares and the shares of Series A Preferred Stock, free and clear of any Liens (other than any restrictions on transfer under state and/or federal securities laws and restrictions under the Shareholders’ Agreement) and (vi) Deltek will have valid title to the Redeemed Shares, free and clear of any Liens (other than any restrictions on transfer under state and/or federal securities laws).

3.5.	Charter, Bylaws and Corporate Records.

(a) Deltek. True and complete copies of the Amended and Restated Articles of Incorporation and Bylaws of Deltek, as currently in effect, and the minute books and stock record books thereof have been made available to Buyers. The minute books of Deltek contain accurate and complete records of all meetings held of, and corporate actions taken by, the shareholders, the Board of Directors, and committees, if any, of the Board of Directors of Deltek, and no meeting of any such shareholders, Board of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. The aforesaid charters, bylaws and minutes (including written consents or other actions) are true, correct and complete as of the Effective Date.

(b) Subsidiaries. True and complete copies of the charter and bylaws of each of the Subsidiaries, as currently in effect, and the minute books and stock record books thereof have been made available to Buyers. The minute books of each Subsidiary contain accurate and complete records of all meetings held of, and corporate actions taken by, the shareholders, the Board of Directors, and committees, if any, of the Board of Directors of such Subsidiary, and no meeting of any such shareholders, Board of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. The aforesaid charters, bylaws and minutes (including written consents or other actions) are true, correct and complete as of the Effective Date.

3.6.	No Violation.

The execution and delivery by Deltek and the Shareholders of this Agreement and the other Transaction Documents to which Deltek or the Shareholders are a party, consummation of the Contemplated Transactions and compliance with the terms of the Transaction Documents to which Deltek or the Shareholders are a party will not (a) cause or result in any violation of or default, give rise to a right of termination, cause the forfeiture of any right, or require any consent, under any provision of (i) the Amended and Restated Articles of Incorporation or Bylaws of Deltek or the organizational documents of any Subsidiary, (ii) except as set forth on Section 3.6 of the Deltek Disclosure Schedule, any mortgage, indenture, trust, lease, partnership or other agreement or other instrument pertaining to the business of Deltek or any Subsidiary or any Law applicable to Deltek or any Subsidiary or by which any of them or any of their respective properties are bound or affected, the result of which, with respect to items identified in clause (ii), would (either individually or in the aggregate) have a Material Adverse Effect on Deltek, or (iii) any Law applicable to the Shareholders or by which their properties are bound or affected; or (b) result in the creation of, or require the creation of, any Lien upon any shares of Capital Stock or any property of Deltek or any Subsidiary.

3.7.	Governmental Authorizations and Consents.

No consents, licenses, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Authority (“Governmental Consents”) are required to be obtained or made by the Shareholders or Deltek in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any other Transaction Documents to which Deltek or the Shareholders are a party or the consummation by the Shareholders or Deltek of the Contemplated Transactions, other than (a) a filing with the Federal Trade Commission and the Department of Justice under the HSR Act, (b) the material Governmental Consents set forth in Section 3.7 of the Deltek Disclosure Schedule and (c) such other Governmental Consents where the failure to obtain such Governmental Consents would not, individually or in the aggregate, have a Material Adverse Effect on Deltek.

3.8.	Financial Statements.

(a) In General. Included at Exhibit C are the following financial statements (the “Financial Statements”): (i) the December 2003 Financial Statements and (ii) the unaudited consolidated balance sheet of Deltek and the Subsidiaries as of September 30, 2004, and the related unaudited statements of operations and cash flows, respectively, for the nine-month period ended on such date (the “Most Recent Unaudited Financial Statements”). Except as set forth in Section 3.8(a) of the Deltek Disclosure Schedule, each of the Financial Statements has been prepared in accordance with GAAP applied on a basis consistent with prior periods and fairly presents in all material respects the consolidated financial position of Deltek and the Subsidiaries as of its respective date and the consolidated results of operations and shareholders’ equity, or cash flows, as the case may be, of Deltek and the Subsidiaries for the period covered thereby; subject, with respect to the Most Recent Unaudited Financial Statements, to the absence of footnote disclosure and to normal, recurring end-of-period adjustments which shall, in the aggregate, not be material.

(b) Financial Books and Records. The financial books and records of Deltek and the Subsidiaries have been maintained in accordance with sound business practices and fairly and accurately reflect, in all material respects, on a basis consistent with past periods and throughout the periods involved, (i) the consolidated financial position of Deltek and the Subsidiaries and (ii) all transactions of Deltek and the Subsidiaries. Deltek has not received any advice or notification from its independent certified public accountants that Deltek has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books and records of Deltek or any Subsidiary any properties, assets, liabilities, revenues or expenses.

(c) No Undisclosed Liabilities. Except as reflected in the Most Recent Unaudited Financial Statements or as set forth in Section 3.8(c) of the Deltek Disclosure Schedules, neither Deltek nor any Subsidiary (i) has any letters of credit outstanding as to which Deltek or any Subsidiary has any material actual or contingent reimbursement obligations, (ii) is a party to or bound, either absolutely or on a contingent basis, by any material agreement of guarantee, indemnification or any similar commitment with respect to the liabilities or obligations of any other Person (whether accrued, absolute or contingent) or (iii) has any other Liabilities (whether or not the subject of any other representation or warranty hereunder) except for Liabilities that may have arisen in the ordinary course since September 30, 2004 and which do not, individually or in the aggregate, have a Material Adverse Effect on Deltek.

(d) Projections. The financial projections provided by Deltek to Buyers in connection with Buyers’ review of Deltek were prepared in good faith by Deltek’s management (it being understood and acknowledged by Buyers that projections are subject to uncertainties and contingencies and that actual results may differ in a material respect from such projections).

3.9.	Absence of Certain Changes or Events.

Except as set forth in Section 3.9 of the Deltek Disclosure Schedule or as reflected on the Most Recent Unaudited Financial Statements, since December 31, 2003, each of Deltek and the Subsidiaries has conducted its business in the ordinary course and in a manner consistent with past practice, and there has not been any change in the businesses, operations, properties or condition, financial or otherwise, of Deltek or any Subsidiary, nor has any event, condition or contingency occurred, in either case that is reasonably likely to have (either individually or in the aggregate) a Material Adverse Effect on Deltek. Without limiting the generality of the foregoing, except as set forth in Section 3.9 of the Deltek Disclosure Schedule or as reflected on the Most Recent Unaudited Financial Statements, since December 31, 2003, neither Deltek nor any Subsidiary has:

(a) acquired (including by merger, consolidation or acquisition of stock), sold, leased, transferred, mortgaged or assigned any assets, tangible or intangible, other than in the ordinary course of business and in a manner consistent with past practices, for an amount that exceeds $100,000 in the aggregate;

(b) incurred, assumed, guaranteed or discharged any Liability, including any indebtedness for borrowed money, except Liabilities disclosed on the December 2003 Balance Sheet or incurred in the ordinary course of business and in a manner consistent with past practices;

(c) canceled, compromised, knowingly waived or released any right or claim (or series of related rights and claims) under Material Contracts, Intellectual Property Rights or Intellectual Property, except for cancellations, compromises, waivers or releases that do not, individually or in the aggregate, have a Material Adverse Effect on Deltek;

(d) canceled, compromised, knowingly waived or released any account receivable, except in the ordinary course of business consistent with past practices;

(e) committed to make any capital expenditure (or series of related capital expenditures) for an amount that exceeds $100,000, other than routine expenditures for information technology infrastructure hardware and software made pursuant to the Financial Model;

(f) suffered any damages to or destruction of any tangible assets (whether or not covered by insurance), in any case or in the aggregate in excess of $100,000;

(g) modified its charter or bylaws;

(h) issued, sold or otherwise permitted to become outstanding any Capital Stock, or split, combined, reclassified, repurchased or redeemed any shares of its Capital Stock other than in connection with the Contemplated Transactions;

(i) made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person other than acquisitions of supplies in the ordinary course of business;

(j) entered into any transaction, contract, agreement, indenture, instrument or commitment involving amounts in excess of $100,000 in the aggregate other than in the ordinary course of business and in a manner consistent with past practices and the Advisory Agreement to be entered into at Closing;

(k) failed to maintain in full force and effect insurance policies on all of its properties providing coverage and amounts of coverage comparable to the coverage and amounts of coverage provided under its policies of insurance in effect on December 31, 2003;

(l) made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or agreed to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any employee, other than increases and payments in the ordinary course of business and in a manner consistent with past practice in the compensation payable to employees and as provided in the Conversion SAR Amendments, the Executive Severance Agreements, the SAR Amendments and the Severance Agreements;

(m) encountered any labor union organizing activity or had any actual or overtly threatened employee strikes, work stoppages, slowdowns or lockouts;

(n) materially modified or changed its business organization or materially and adversely modified or changed its relationship with its suppliers, customers and others having business relations with it;

(o) except as otherwise required by Law, entered into, amended, modified, varied, altered, or otherwise changed any of the Plans; or

(p) authorized, agreed or otherwise committed to any of the foregoing.

3.10.	Relationships with Affiliates.

No Shareholder or any Affiliate of any Shareholder (i) has any interest in any property (real, personal, or mixed and whether tangible or intangible), used in or pertaining to the business of Deltek or any Subsidiary as currently conducted or contemplated to be conducted, (ii) owns of record or as a beneficial owner, an equity interest or any other financial or a profit interest in, a Person that has had business dealings or a material financial interest in any transaction with Deltek or a Subsidiary or (iii) is a party to any contract or agreement (except for the Conversion SAR Amendments, Executive Severance Agreements, SAR Amendments and Severance Agreements, and except for employment agreements and other employment related agreements set forth in Section 3.21 or 3.23 of the Deltek Disclosure Schedule) with, or has any claim or right against, Deltek or any Subsidiary.

3.11.	Indebtedness to and from Officers and Directors of Deltek.

Neither Deltek nor any Subsidiary is indebted, directly or indirectly, to any Person who immediately prior to the Closing was a Shareholder, officer or director of Deltek or any Subsidiary in any amount whatsoever, other than for salaries for services rendered or reimbursable business expenses, nor is any such Shareholder, officer or director indebted to Deltek or any Subsidiary, except as set forth in Section 3.11 of the Deltek Disclosure Schedule and for advances made to employees of Deltek or any Subsidiary in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

3.12.	Assets – In General.

The assets and rights of Deltek and the Subsidiaries include all of the assets and rights of Deltek and the Subsidiaries which were used in the conduct of their businesses as conducted as of December 31, 2003, subject to such changes as have occurred in the ordinary course of business since December 31, 2003. All of such assets necessary for the conduct of the businesses of Deltek and the Subsidiaries as of December 31, 2003 are (i) in normal operating condition and repair, ordinary wear and tear excepted, (ii) not in need of maintenance or repair, except for ordinary routine maintenance or repairs that are not material in nature or cost, and (iii) adequate and sufficient for the continuing conduct of the businesses of Deltek and the Subsidiaries as presently conducted.

3.13.	Real Property Interests.

Neither Deltek nor any Subsidiary owns any real property. Section 3.13 of the Deltek Disclosure Schedule includes a true and complete list of all leases, subleases, or other occupancies used by Deltek and the Subsidiaries or to which any of them is a party (the “Real Property Interests”). Each of the Real Property Interests listed and described on Section 3.13 of the Deltek Disclosure Schedule is in full force and effect, free and clear of any material Liens created or caused by Deltek or any Subsidiary, and there is no default by Deltek or any Subsidiary in respect of any such Real Property Interests.

3.14.	Assets other than Real Property Interests.

(a) Title. Either Deltek or a Subsidiary has good and marketable title to all of the tangible assets, other than Real Property Interests, shown on its books and records and on the December 31, 2003 Balance Sheet or acquired thereafter, in each case free and clear of any material Lien, except for (i) assets disposed of since December 31, 2003 in the ordinary course of business, (ii) liabilities, obligations and Liens reflected in the Financial Statements and (iii) assets subject to valid leases.

(b) Personal Property. Set forth on Section 3.14(b) of the Deltek Disclosure Schedule includes a true and complete list of all tangible personal property owned or leased by Deltek or any Subsidiary and having a depreciated book value per unit in excess of $25,000.

3.15.	Intellectual Property Rights.

(a) Section 3.15(a) of the Deltek Disclosure Schedule includes a true and complete list of (i) all registered Copyrights, issued Patents and registered and unregistered Trademarks owned by Deltek or a Subsidiary, (ii) all pending applications for Copyrights, Patents and Trademarks filed by or on behalf of Deltek or a Subsidiary, (iii) all Deltek Software products currently being (or actively proposed to be) marketed or supported (the “Products”) and an indication as to which, if any, of such Products have been registered for copyright protection under United States or foreign copyright Law and (iv) all Internet domain name registrations relating to Deltek or the Products. None of such rights has been opposed, cancelled, or held unenforceable, and no Litigation, claim, governmental audit or inquiry is pending, or to the Knowledge of Deltek, is threatened making such claims. Each of the aforesaid Deltek

Intellectual Property Rights is valid, subsisting and enforceable. Each of the aforesaid registered or applied for Intellectual Property Rights is duly registered or filed in the name of Deltek.

(b) The business of Deltek and the Subsidiaries as currently conducted does not require or use any Intellectual Property Rights or Intellectual Property not owned by or licensed to Deltek. Section 3.15(b) of the Deltek Disclosure Schedule is a true and complete list of all licenses, sublicenses and other agreements as to which Deltek is a party and pursuant to which Deltek has acquired or is authorized to use any Intellectual Property Rights or Intellectual Property (other than those comprising or reflected in Commercial Software), and except as set forth in Section 3.15(b) of the Deltek Disclosure Schedule, Deltek is not contractually obligated to make any payment or grant any rights to any third party in respect of any Intellectual Property Rights or Intellectual Property used by Deltek and the Subsidiaries or in connection with the business of Deltek and the Subsidiaries as currently conducted (other than those comprising or reflected in Commercial Software).

(c) Except as set forth on Section 3.15(c) of the Deltek Disclosure Schedule or pursuant to a license agreement entered into with Deltek in the ordinary course of business, no Person (other than Deltek or a subsidiary) has an interest in or any right to use any Deltek Intellectual Property or Intellectual Property Rights. Except as set forth on Section 3.15(c) of the Deltek Disclosure Schedule, to the Knowledge of Deltek, there has not been, and there is not now, any material unauthorized use, infringement or misappropriation by any third party, including without limitation any employee or former employee of Deltek and the Subsidiaries, of any Deltek Intellectual Property or Intellectual Property Rights. No shareholder, director, officer or employee of, or Consultant to, Deltek has any right to use, other than in connection with the business activities of Deltek as presently conducted, any of Deltek Intellectual Property or Intellectual Property Rights.

(d) The operation of the business of Deltek and the Subsidiaries prior to the Effective Date does not misappropriate or infringe in any respect upon the Intellectual Property Rights or Intellectual Property of any Person. No proceeding alleging misappropriation or infringement of the Intellectual Property Rights or Intellectual Property of any Person is pending or, to the Knowledge of Deltek, threatened against Deltek or any Subsidiary, except as set forth on Section 3.15(d) of the Deltek Disclosure Schedule.

(e) Deltek has taken (and caused the Subsidiaries to take) reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets. Such Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged, or appropriated either for the benefit of any Person (other than Deltek) or to the detriment of Deltek.

(f) Except as set forth in Section 3.15(f) of the Deltek Disclosure Schedule, neither Deltek nor any Subsidiary has granted any third party (i) any right to reproduce, distribute or market any of the Products or any adaptations, translations, or derivative works based on the Products or any portion thereof or (ii) any right to license any of the Products. Each contract listed in Sections 3.15(f)(1)-(6) of the Deltek Disclosure Schedule is identical in all material respects to the forms of such respective agreements provided prior to the date hereof to Buyers in Section 9.2 of the Merrill Corporation Data Site data room.

(g) Except as set forth in Section 3.15(g) of the Deltek Disclosure Schedule no Person has been licensed to use, modify or maintain, or has lawful access to, any source code developed in respect of the Products.

(h) To the Knowledge of Deltek, Deltek has obtained (and caused the Subsidiaries to obtain) valid and effective work made for hire agreements and assignments from all current and former independent contractors (collectively, the “Inventors”) of all such Inventors’ rights in any Deltek Intellectual Property Rights or Intellectual Property developed by such Inventors. Except for such Inventors, all Deltek Intellectual Property and Intellectual Property Rights not licensed from third parties have been developed by employees of Deltek or its Subsidiaries in the scope of their employment and are owned solely by Deltek or its Subsidiaries.

(i) Except as set forth in Section 3.15(i) of the Deltek Disclosure Schedule, none of the Deltek Intellectual Property owned or, to the Knowledge of Deltek, licensed by Deltek or its Subsidiaries, contains any Intellectual Property licensed to Deltek or its Subsidiaries pursuant to a GNU General Public License or similar open source license.

3.16.	Contracts.

(a) Material Contracts. Section 3.16(a) of the Deltek Disclosure Schedule is a true and complete description of all Material Contracts (as defined below) as of the date hereof to which Deltek or a Subsidiary is a party, by which it is bound, or which otherwise pertain to the business of Deltek or a Subsidiary. For the purposes of this Section 3.16, the term “Material Contracts” shall mean the following written or oral contracts, agreements, indentures, instruments, commitments and amendments thereof with customers, vendors, lenders and other third parties under which Deltek or a Subsidiary has (or with respect to clause (xi) or (xii), had during the time period referred to) any Liability:

(i) end user Product license agreements executed prior to the Effective Date, which require implementation of the licensed Product for a fixed price in excess of $100,000 or were otherwise granted outside the ordinary course, and for which implementation of the licensed Product has not been completed as of the Effective Date;

(ii) agreements relating to Intellectual Property Rights or Intellectual Property listed in Sections 3.15(b), 3.15(c), 3.15(f) and 3.15(g) of the Deltek Disclosure Schedule;

(iii) marketing, sales, advertising and distribution agreements relating to the Products or Deltek’s or a Subsidiary’s service offerings (not included in Section 3.16(a)(ii));

(iv) mortgages, indentures, notes and installment obligations and other instruments and contracts relating to any borrowing of, or issuance of letters of credit for, an amount in excess of $50,000 by one or more of Deltek and the Subsidiaries;

(v) guaranties of any obligation in excess of $50,000 by Deltek or a Subsidiary (excluding any non-recourse guaranties and any endorsement made in the ordinary course of business for collection);

(vi) hedging and similar agreements;

(vii) contracts, agreements, indentures, instruments or commitments by and between Deltek or a Subsidiary and any Affiliate of Deltek or a Subsidiary, other Persons with whom Deltek or a Subsidiary is not dealing at arm’s length, employee of Deltek or a Subsidiary or entity controlled by any employees of Deltek or a Subsidiary;

(viii) leases of real property under which Deltek or a Subsidiary is the lessor or lessee;

(ix) leases of personal property under which Deltek or a Subsidiary is the lessee and is obligated to make payments more than $25,000 per annum;

(x) management, employment or service contracts or agreements, and contracts and agreements with Consultants, independent contractors and subcontractors providing for cash compensation or other payments equal to or greater than $100,000 per annum;

(xi) agreements relating to any Litigation that was pending against Deltek or a Subsidiary at any time during the last five years;

(xii) agreements relating to the acquisition of any business, product line or Capital Stock of any other Person entered into at any time during the last five years;

(xiii) agreements limiting the freedom of Deltek or a Subsidiary to engage in any line of business or compete with any Person or other entity or in any market or geographical area, or to solicit any individual or class of individuals for employment (other than nonsolicitation agreements routinely entered into with customers for whom Deltek has provided consulting services and with partners and resellers); and

(xiv) any contract, agreement, indenture, instrument or commitment not otherwise listed above with a reasonably expected contract value in excess of $100,000 per annum or that (regardless of amount) otherwise are, individually or in the aggregate, material to Deltek or any Subsidiary.

(b) Status of Material Contracts. Except as disclosed in Schedule 3.16(b) of the Deltek Disclosure Schedule, all Material Contracts are valid, binding and in full force and effect and enforceable by Deltek in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. As to each Material Contract, there does not exist thereunder any material breach, violation or default on the part of Deltek or any Subsidiary, or, to the Knowledge of Deltek, any other party to such Material Contract, and there does not exist any event, occurrence or condition, including the consummation of the Contemplated Transactions, which (with or without notice, passage of time, or both) would constitute a breach, violation or default thereunder on the part of Deltek or any Subsidiary, which breach, violation or default would, individually or in the aggregate, have a Material Adverse Effect on Deltek. No waiver has been granted by Deltek or any Subsidiary or any of the other parties thereto under any of the Material Contracts. A true and complete copy of each written Material Contract has been made available to Buyers.

3.17.	Compliance with Laws.

Neither Deltek nor any Subsidiary is in violation of, and, to the Knowledge of Deltek, no event has occurred or circumstance exists that (with or without notice or lapse of time) would constitute or result in a violation by Deltek or any Subsidiary of, or failure on the part of Deltek or any Subsidiary to comply with, any Law that is or was applicable to it or the conduct or operation of its business or the ownership or use of any of its assets, except where any such violation of, or failure to be in compliance with, such Law would not, individually or in the aggregate, have a Material Adverse Effect on Deltek. This Section 3.17 does not extend to compliance with Environmental Laws.

3.18.	Environmental Matters.

(i) Each of Deltek and the Subsidiaries has complied in all material respects with, and is in material compliance with, all applicable Environmental Laws, (ii) the premises leased or operated by Deltek or the Subsidiaries are free of any Hazardous Substances constituting a material violation of, or likely to give rise to material liability under, Environmental Laws, and (iii) neither Deltek nor any Subsidiary has released any Hazardous Substances into the environment from or on the premises of Deltek or any Subsidiary which is required by applicable Environmental Law to be abated or remediated by Deltek or any Subsidiary.

3.19.	Licenses and Permits.

Each of Deltek and the Subsidiaries has all licenses, permits and other authorizations from Governmental Authorities necessary for the conduct of its business as presently conducted (collectively “Permits”), except for where the failure to obtain such Permits would not, individually or in the aggregate, have a Material Adverse Effect on Deltek, and (i) each of said Permits is in full force and effect, (ii) Deltek or the Subsidiary is in full compliance with the terms, provisions and conditions thereof, except where the failure to be so in compliance would not, individually or in the aggregate, have a Material Adverse Effect on Deltek (iii) there are no outstanding violations, notices of noncompliance, judgments, consent decrees, orders or judicial or administrative actions, investigations or proceedings adversely affecting any of said Permits, and (iv) to the Knowledge of Deltek, no condition (including, without limitation, this Agreement and the Contemplated Transactions) exists and no event has occurred which (whether with or without notice, lapse of time or the occurrence of any other event) would reasonably be expected to result in the suspension or revocation of any of said Permits other than by expiration of the term set forth therein, except in each case where such a suspension or revocation would not, individually or in the aggregate, have a Material Adverse Effect on Deltek. Section 3.19 of the Deltek Disclosure Schedule sets forth a list of all material Permits held by Deltek or a Subsidiary.

3.20.	Litigation.

(a) Except as set forth in Section 3.20(a) of the Deltek Disclosure Schedule, there are no actions, suits, proceedings, governmental investigations (collectively, “Litigation”), claims, audits or inquiries pending against Deltek or any Subsidiary or, to the Knowledge of Deltek, threatened, involving Deltek or any Subsidiary or their respective properties or business, at law or in equity or before any Governmental Authority, or that have been settled, dismissed or resolved on or since December 31, 2001. Neither Deltek nor any Subsidiary is subject to any Order arising from any Litigation, claims, audits or inquiries that would, individually or in the aggregate, have a Material Adverse Effect on Deltek. There is no Litigation, claim, audit or inquiry pending, or to the Knowledge of Deltek, threatened (i) against or involving Deltek or any Subsidiary which questions the validity of this Agreement or seeks to prohibit, enjoin or otherwise challenge the Contemplated Transactions, (ii) affecting any Shareholder which could reasonably be expected to adversely affect or restrict such Shareholder’s ability to consummate the Contemplated Transactions, or (iii) against or involving any director, officer or employee in connection with such Person’s relationship with, or actions taken by such Person on behalf of, Deltek or any Subsidiary.

(b) Any Litigation brought in connection with the 2002 “going private” transaction of Deltek has been dismissed with prejudice and no further claims may be brought by any Person against Deltek or any of its directors, officers, shareholders or other Affiliates arising out of such transaction.

3.21.	Personnel Matters.

(a) True, accurate, and complete lists of all of the directors, officers, and employees of Deltek and the Subsidiaries (individually and collectively, “Personnel”) as of November 1, 2004 and their positions are included in Section 3.21(a) of the Deltek Disclosure Schedule. True and complete information concerning the respective salaries, wages, bonuses and other compensation paid by Deltek and the Subsidiaries during 2004 and 2003 as well as dates of employment, and date and amount of last salary increase, of such Personnel has been made available to Buyers.

(b) Section 3.21(b) of the Deltek Disclosure Schedule sets forth a true, accurate and complete list of all outstanding stock appreciation rights, phantom stock or similar rights that either Deltek or a Subsidiary has granted to any Person.

(c) There are no disputes, grievances, or disciplinary actions pending, or, to the Knowledge of Deltek, threatened, by or between Deltek or any Subsidiary and any Personnel.

(d) The most recent written personnel policies and manuals of Deltek and the Subsidiaries are listed in Section 3.21(d) of the Deltek Disclosure Schedule, and true, accurate, and complete copies of all such written personnel policies and manuals have been made available to Buyers.

(e) Except as otherwise disclosed in Section 3.21(e) and Section 3.23(a) of the Deltek Disclosure Schedule and for the Conversion SAR Amendments, the Executive Severance

Agreements, the SAR Amendments and the Severance Agreements, neither Deltek nor any Subsidiary is a party to any:

(i) management, employment, consulting, or other agreement with any Personnel or other Person providing for employment over a period of time or for termination or severance benefits, whether written or unwritten, and whether or not conditioned upon a change in control of Deltek;

(ii) bonus pay, incentive compensation, deferred compensation, profit-sharing, stock purchase, stock option or similar plan, agreement, or arrangement, whether written or unwritten; or

(iii) collective bargaining agreement or other agreement with any labor organization or union or other Personnel organization (and no such agreement is currently being requested by, or is under discussion by management with, any Personnel or others).

3.22.	Labor Matters.

(a) Neither Deltek nor any Subsidiary is obligated by, or subject to, any order of the National Labor Relations Board or other labor board or administration, or any unfair labor practice decision.

(b) Neither Deltek nor any Subsidiary is a party or subject to any pending or, to the Knowledge of Deltek, threatened labor or civil rights dispute, controversy or grievance or any unfair labor practice proceeding with respect to claims of, or obligations of, any employee or group of employees. Neither Deltek nor any Subsidiary has received any notice that any labor representation request is pending or is threatened with respect to any employees of Deltek or any Subsidiary.

(c) Each of Deltek and the Subsidiaries is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours. This Section 3.22 does not extend to ERISA.

3.23.	Employee Benefit Matters.

(a) Sections 3.23(a) and 3.23(e) of the Deltek Disclosure Schedule list all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, profit sharing, savings, disability, incentive, deferred compensation, retirement, severance or other employee benefit plans or programs and all employment or compensation agreements (i) currently maintained for the benefit of, or relating to, current employees and former employees of Deltek, any ERISA Affiliate, or any Subsidiary or (ii) pursuant to which Deltek, any ERISA Affiliate or any Subsidiary has any Liability but excepting the Executive Severance Agreements, the Conversion SAR Amendments, the SAR Amendments and the Severance Agreements (individually, a “Plan”, collectively, the “Plans”).

(b) With respect to each Plan, Deltek has made available to Buyers true and complete copies of: (i) all material Plan documents; (ii) if applicable, all funding and administrative arrangement documents, including, but not limited to, trust agreements, insurance contracts, custodial agreements, investment manager agreements, and service agreements; (iii) if applicable, the latest favorable determination letter received from the IRS regarding the qualification of each Plan covered by Section 401(a) of the Code; (iv) if applicable, the most recently filed Form 5500 for each Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) and for each Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA); (v) if applicable, each summary plan description and each summary material modification regarding the terms and provisions thereof; (vi) if applicable, the most recent actuarial report; and (vii) if applicable, any material communication with any Governmental Authority. Deltek has made available to Buyers true and complete copies of each Executive Severance Agreement, Conversion SAR Amendment, SAR Amendment and Severance Agreement and all amendments and other material agreements related to the foregoing.

(c) Each Plan and each Executive Severance Agreement, Conversion SAR Amendment, SAR Amendment and Severance Agreement (i) is in compliance in all material respects with all applicable governmental orders, statutes, regulations, and rules issued by a Governmental Authority and (ii) has been operated in compliance in all material respects with its terms.

(d) No employees of Deltek, an ERISA Affiliate, or a Subsidiary currently participate or ever have participated in any multiemployer plan, as defined in Section 3(37) of ERISA or a voluntary employees beneficiary association, as defined in Section 501(c)(9) of the Code.

(e) Except as required by Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B, no Plan or an ERISA Affiliate provides retiree medical or retiree life insurance benefits. Any Plan designed to satisfy the requirements of Section 125, 401(k), and/or 4980B of the Code satisfies such section in all material respects.

(f) Each Plan intended to qualify under Section 401(a) of the Code has been determined to be so qualified by the IRS; and none of such Plans or related trusts, or any administrator or trustee thereof, or party-in-interest or disqualified person thereto has engaged in a transaction that could cause any of them to be liable for a civil penalty under Section 409 or 502(i) or any other section of ERISA or result in a tax under Section 4975 or 4976 or any other section of Chapter 43 of Subtitle D of the Code.

(g) Each Plan that is required to be registered or approved by a Governmental Authority has been registered with, or approved by, and has been maintained in accordance with such registration or approval requirements, with such Governmental Authority.

(h) All contributions required to be made with respect to any Plan by applicable Law, any Order, or any Plan document or other contractual undertaking, and all premiums due or payable with respect to any insurance policy funding any Plan have been timely paid in full or, to the extent not required to be made or paid on or before the date hereof, have been accrued in accordance with normal accounting practices and are fully reflected on the financial statements of Deltek and the Subsidiaries.

(i) All amounts required to be reserved under each unfunded Plan have been so reserved in accordance with reasonable accounting practices prevailing in the country where such Plan is maintained.

(j) To the Knowledge of Deltek, each insurance contract relating to any Plan is valid and enforceable and, to the Knowledge of Deltek, there is no ground on which the insurer might avoid liability thereunder.

(k) No Liability under Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code has been or is reasonably expected to be incurred by Deltek or any of its current or former ERISA Affiliates.

(l) The execution of this Agreement or any of the other Transaction Documents, and performance of the Contemplated Transactions, will not (either alone or upon the occurrence of any additional or subsequent events) (i) except to the extent provided in Section 5.14, constitute an event under any Plan or related agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former Personnel or (ii) result in the triggering or imposition or any restrictions or limitations on the right of Deltek or any Subsidiary to amend or terminate any Plan (or result in any adverse consequence for so doing).

(m) The execution of this Agreement or any of the other Transaction Documents, and performance of the Contemplated Transactions, will not (either alone or upon the occurrence of any additional or subsequent events) result in any payment or benefit that will or may be made by Deltek or any Subsidiary that will be characterized as “excess parachute payment,” within the meaning of Section 280G(b)(1) of the Code.

3.24.	Tax Matters.

(a) Tax Definitions. As used in this Agreement:

(i) “Composite Tax Return” means any Tax Return in connection with any Composite Taxes and any amendment thereto.

(ii) “Composite Taxes” means all state and local withholding Taxes, income Taxes, and estimated Taxes required to be paid or actually paid by Deltek, in each case on behalf of its Shareholders in their capacity as such (and not with respect to wages) in respect of income of Deltek and its Subsidiaries for tax periods ending on or before Closing.

(iii) “Taxes” means all (and “Tax” shall mean any specific) taxes, government levies or other like government assessments, charges or fees (including estimated taxes, charges and fees) (in each case whether disputed or not), including, without limitation, income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, pay as you earn, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof; and such term shall include any interest, penalties or additions to tax attributable to such taxes and any Liability arising under any tax sharing agreement or any Liability for Taxes of another Person by contract, as a transferee or successor, under Treas. Reg. § 1.1502-6 or analogous state, local, or foreign Law.

(iv) “Tax Return” means any report, return, statement or other written information required to be supplied by Deltek or any Subsidiary to a Taxing Authority in connection with any Taxes and any amendment thereto.

(b) Representations Regarding Tax Matters.

(i) Except as set forth in Section 3.24(b)(i) of the Deltek Disclosure Schedule, Deltek has elected to be, and subject to Deltek’s receipt of the Ruling Relief, Deltek has been, a validly electing S Corporation at all times from and after January 1, 2003 for federal Tax purposes. Except for a Shareholder that is not a permissible shareholder of an S Corporation under Section 1361 of the Code (the “Non-Qualified S Corporation Shareholder”), all requirements for making the election to treat Deltek as an S Corporation (the “S Election”) for federal Tax purposes were satisfied at the time the election was made and the election was timely filed and in effect for all taxable years of Deltek for which federal and state income tax returns were filed based upon the continued validity of such S Election. Except for the Non Qualified S Corporation Shareholder, each other Shareholder is a permitted shareholder of an S Corporation under Section 1361 of the Code and the Shareholders collectively (though with differing ownership interests from time to time during this period) are and have been at all times during which the S Election has been in effect, the sole shareholders of Deltek. Deltek has, and at all times from and after January 1, 2003, has had, only one class of common stock and does not have any outstanding options, contracts or other instruments which would constitute a second class of stock within the meaning of Section 1361(b)(1)(D) of the Code and the Treasury Regulations issued thereunder.

(ii) Except for the Non-Qualified S Corporation Shareholder, Deltek and the Shareholders (and any former shareholder of Deltek) have made all elections and filings necessary for the Subchapter S election and Subchapter S treatment of Deltek to be recognized at all times from and after January 1, 2003, for state income tax purposes in each state where it files income Tax Returns as an S corporation. Subject to Deltek’s receipt of the Ruling Relief, the status of Deltek for state tax purposes in each state where it files Tax Returns is set forth in Section 3.24(b)(ii) of the Deltek Disclosure Schedule. Section 3.24(b)(ii) of the Deltek Disclosure Schedule sets forth those states in which Deltek has filed Composite Tax Returns on behalf of its shareholders, and the shareholders included in each of such returns. Deltek has obtained from each shareholder who has been, or will be, included in a Composite Tax Return an authorization to file the Composite Tax Return and to pay Composite Taxes on behalf of such shareholder.

(iii) The Shareholders, Deltek, and each Subsidiary has (A) filed with the appropriate Taxing Authorities all material Tax Returns required to have been filed, and such Tax Returns are true, correct and complete in all material respects and (B) paid or made adequate provision on the Financial Statements in accordance with GAAP for the payment of all Taxes of Deltek or any Subsidiary shown to be due on such filed Tax Returns.

(iv) Neither the Shareholders, Deltek, nor any Subsidiary has received any written notice of deficiency or assessment from any federal, state, local, foreign, or other Taxing Authority with respect to liabilities for Taxes of Deltek or any Subsidiary that have not been fully paid or finally settled or provided for in the Financial Statements.

(v) Except as set forth in Section 3.24(b)(v) of the Deltek Disclosure Schedule, no claim has ever been made by a Taxing Authority with which Deltek or any Subsidiary does not file Tax Returns that such Taxpayer is or may be subject to taxation by that Taxing Authority.

(vi) Except as set forth in Section 3.24(b)(vi) of the Deltek Disclosure Schedule, there is no pending or, to the Knowledge of Deltek, threatened Litigation, claim, audit or inquiry with respect to Deltek or any Subsidiary involving:

(1) the assessment or collection of Taxes of Deltek or any Subsidiary, or

(2) a claim for refund made by Deltek or any Subsidiary with respect to Taxes previously paid.

(vii) Other than the affiliated group of which Deltek was the parent corporation, neither Deltek nor any of its Subsidiaries has ever been included in an affiliated group (as defined in Section 1504 of the Code).

(viii) Except as set forth in Section 3.24(b)(viii) of the Deltek Disclosure Schedule, there are no outstanding waivers or extensions of any statute of limitations with respect to the assessment of any Tax payable by Deltek or any Subsidiary.

(ix) Neither Deltek nor any Subsidiary is a party to any tax-sharing agreement, or similar agreement, the principal purpose of which agreement is to allocate tax liabilities for which the parties would otherwise be jointly liable, including any terminated agreement, as to which it could have any continuing liabilities after the Closing.

(x) Neither Deltek nor any of its Subsidiaries has entered into any closing agreement with any Taxing Authority under Section 7121 of the Code (or any comparable provision of state, local, or foreign law) that would have any effect on any Tax liability of Deltek or its Subsidiaries not yet required to have been paid.

(xi) Neither Deltek nor any of its Subsidiaries has made an election, nor are either of them required, to treat any asset as (A) owned by another person pursuant to the provisions of Section 168(f) or (g) of the Code, or the safe harbor leasing provisions of the Code, or (B) tax-exempt bond-financed property or tax-exempt use property within the meaning of Section 168 of the Code.

(xii) The unpaid Taxes of Deltek and the Subsidiaries (A) did not, as of September 30, 2004, exceed the reserves for tax liabilities reflected in the Most Recent Unaudited Financial Statements, including any contingency reserves, and (B) will not exceed such reserves as adjusted for the passage of time and in the ordinary course of business through the Closing Date in accordance with the past custom and practice of Deltek and each Subsidiary in filing its Tax Returns.

(xiii) Other than as a result of the operations of the Subsidiaries, Deltek does not have a “permanent establishment” in any foreign country as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has Deltek or a Subsidiary otherwise taken steps or conducted business operations that will expose it to the taxing jurisdiction of a foreign country. Deltek and each Subsidiary have complied in all respects with all material applicable Tax Laws and regulations of each country (including political subdivisions thereof) in which Deltek or such Subsidiary has performed services.

(xiv) Deltek and each Subsidiary has collected or withheld and paid all material Taxes required to have been collected or withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(xv) Section 3.24(b)(xv) of the Deltek Disclosure Schedule lists all federal, state, local, and foreign Tax Returns filed with respect to Deltek or any Subsidiary for taxable periods ended on or after December 31, 2001; and indicates those Tax Returns that currently are the subject of an audit by a Governmental Authority. The Shareholders have delivered or otherwise made available to Buyers correct and complete copies of all federal, state, local and foreign Income Tax Returns filed by Deltek or any Subsidiary and all Composite Tax Returns filed by Deltek or any Subsidiary, as well as any examination reports received by Deltek or any Subsidiary, and statements of deficiencies assessed against or agreed to by Deltek or any Subsidiary, in all cases since December 31, 2001.

(xvi) Neither Deltek nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(xvii) Neither Deltek nor any of its Subsidiaries has agreed, nor are either of them required, to make any adjustment to taxable income in any period after the Closing under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect the Liability of Deltek or any Subsidiary for Taxes in any taxable period after the Closing Date, except as provided in Section 3.24(b)(xvii) of the Deltek Disclosure Schedule.

(xviii) Except as provided in Section 3.24(b)(xviii) of the Deltek Disclosure Schedule, there are no joint ventures, partnerships, limited liability companies or other arrangements or contracts to which Deltek or any of its Subsidiaries is a party that is required to be treated as a partnership for federal income Tax purposes.

(xix) The Contemplated Transactions, either by themselves or in conjunction with any other transaction that Deltek or any of its Subsidiaries may have entered into or agreed to, will not give rise to any federal income tax Liability under Section 355(e) of the Code for which Deltek or any of its Subsidiaries may in any way be held liable.

3.25.	Insurance.

Each of Deltek and the Subsidiaries maintains the general liability, professional liability, product liability, fire, casualty, motor vehicle, workers’ compensation, and other types of insurance shown in Section 3.25 of the Deltek Disclosure Schedule, which insurance is in full force and effect and, to the Knowledge of Deltek, comprised of the types and in the amounts customarily carried by businesses of similar size in the same industry. Deltek and the Subsidiaries have not received any written notice of increase in premiums with respect to, or cancellation or non-renewal of, any of its insurance policies, except for general increases in rates to which similarly situated companies are subject. Deltek and the Subsidiaries have timely filed all claims for which they are seeking payment or other coverage under any of their insurance policies. Deltek and the Subsidiaries have not made any claim against an insurance policy as to which the insurer is denying coverage or defending the claim under a reservation of rights. Deltek and the Subsidiaries are not in default in any material respect under any insurance policy maintained by any of them.

3.26.	Bank Accounts.

Section 3.26 of the Deltek Disclosure Schedule sets forth the name of each Person with whom Deltek or a Subsidiary maintains an account or safety deposit box and the names of all Persons authorized to draw thereon or to have access thereto.

3.27.	Powers of Attorney.

None of the Shareholders, Deltek or the Subsidiaries has given any irrevocable power of attorney (other than such powers of attorney given in the ordinary course of business with respect to routine matters or as may be necessary or desirable in connection with the consummation of the Contemplated Transactions) to any Person for any purpose whatsoever with respect to Deltek or any Subsidiary.

3.28.	No Broker.

Except for William Blair & Company, L.L.C. (“William Blair”), which was retained by Deltek pursuant to that certain letter engagement agreement dated February 19, 2004 (the “William Blair Agreement”), none of the Shareholders, Deltek or any Subsidiary, or any of Deltek’s directors, officers, employees or agents, has employed or incurred any Liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the other Transaction Documents or the Contemplated Transactions.

3.29.	Suppliers and Customers.

Deltek has no Knowledge of any termination, cancellation or threatened termination or cancellation of, or any modification in, or any dissatisfaction with, the business relationship between Deltek or any Subsidiary and any supplier, vendor, customer or client of Deltek or any Subsidiary, which would, individually or in the aggregate, have a Material Adverse Effect on Deltek.

3.30.	Offering Exemption.

Assuming the accuracy of the representations and warranties made by Buyers in ARTICLE IV, the offer, sale and issuance of the Debentures, the Common Shares and the shares of Series A Preferred Stock as contemplated hereby will be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and otherwise effected in compliance with all applicable federal and state securities Laws. Deltek has not, directly or indirectly, offered, sold or solicited any offer to buy and will not, directly or indirectly, offer, sell or solicit any offer to buy, any security of a type or in a manner which would be integrated with the sale of the Debentures, the Common Shares or the shares of Series A Preferred Stock and require any of the Debentures, the Common Shares or the shares of Series A Preferred Stock to be registered under the Securities Act. None of Deltek, its Affiliates or any Person acting on its or any of their behalf has engaged in any form of general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) in connection with the offering of the Debentures, the Common Shares or the shares of Series A Preferred Stock.

ARTICLE IV.

Representations and Warranties of Buyers

Subject to the limitations set forth in ARTICLE IX, Buyers, severally in proportion to their respective portions of the Investment Amount, represent and warrant to the Shareholders that the statements contained in this ARTICLE IV are correct and complete on the date hereof and will be correct and complete at the Closing (except for representations and warranties that speak as of a specific date other than the date hereof, which representations and warranties shall on the date hereof be, and shall continue at the Closing to be, correct and complete as of such specified date) as follows:

4.1.	Organization and Power.

Each Buyer is a limited partnership duly formed, validly existing and in good standing under the Laws of the state of Delaware and has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. Each Buyer has all requisite power and authority to own, lease or otherwise hold and operate its properties.

4.2.	Authorization.

Each Buyer has duly authorized the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the performance of its obligations hereunder and thereunder.

4.3.	Enforceability.

This Agreement and each of the other Transaction Documents constitute, or when executed and delivered will constitute, the valid and legally binding obligation of each Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws relating to or affecting the rights of creditors generally.

4.4.	No Violation.

The execution, delivery and performance of this Agreement and the other Transaction Documents executed or to be executed by each Buyer pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in any violation of or default under any provision (a) of the formation documents of such Buyer, or (b) of any mortgage, indenture, trust, lease, partnership or other agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to such Buyer or any of its properties or assets, the result of which, with respect to items identified in clause (b) would (either individually or in the aggregate) have a material adverse effect on the operations or financial condition of such Buyer or would materially impair such Buyer’s ability to consummate the transactions contemplated hereby (a “Material Adverse Effect on Buyer”).

4.5.	Government Authorizations and Consents.

No Governmental Consents are required to be obtained or made by either Buyer in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any other Transaction Documents to which it is a party, other than (a) a filing with the Federal Trade Commission and the Department of Justice under the HSR Act and (b) other consents, licenses, approvals, authorizations, registrations or declarations, where the failure to obtain each would not, individually or in the aggregate, have a Material Adverse Effect on each Buyer. Neither Buyer is currently engaged in, or contemplating, any business transaction that would be reasonably expected to hinder or delay the authorizations and consents referred to in this Section 4.5.

4.6.	Litigation.

There is no Litigation, claim, audit or inquiry pending, or to the knowledge of Buyers, threatened against or involving either Buyer which questions the validity of this Agreement or any of the other Transaction Documents to which it is a party or seeks to prohibit, enjoin or otherwise challenge either Buyer’s ability to consummate the Contemplated Transactions.

4.7.	Financial Capacity.

Buyers have committed capital in an amount that is sufficient to pay the Investment Amount as required by and in accordance with this Agreement and have provided the Shareholders with evidence of such capability.

4.8.	Brokers.

Except for New Mountain Capital LLC and Bain & Company, Inc., no agent, broker, Person or firm acting on behalf of either Buyer or its Affiliates is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties hereto, or from any Affiliate of any of the parties hereto, in connection with any of the transactions contemplated herein.

4.9.	Investment; Securities Laws.

Each Buyer is acquiring the Debentures, the Common Shares and the shares of Series A Preferred Stock to be purchased under this Agreement for its own account, not as a nominee or agent, for investment and not with a view to the distribution thereof (within the meaning of the Securities Act) except in compliance with all applicable federal and state securities Laws. Each Buyer understands that (i) the Debentures, the Common Shares and the shares of Series A Preferred Stock have not been registered under the Securities Act or any state securities Laws, and (ii) the Debentures, the Common Shares and the shares of Series A Preferred Stock may not be sold unless such disposition is registered under the Securities Act and applicable state securities Laws or is exempt from registration thereunder. Each Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the securities to be issued hereunder and of making an informed investment decision and can bear a complete loss of its investment.

4.10.	Accredited Investor.

Each Buyer is an “Accredited Investor” (as defined in Rule 501(a) under the Securities Act).

ARTICLE V.

Covenants

5.1.	Conduct of Deltek.

(a) Except as otherwise contemplated by this Agreement and the Transaction Documents, during the period from the Effective Date to the Closing Date, the Shareholders shall cause Deltek and its Subsidiaries to, and Deltek shall, and shall cause each of its Subsidiaries to, conduct its business and operations in the ordinary course and to the extent consistent therewith, (1) use reasonable efforts to maintain its assets and properties and to preserve its current relationships with customers, employees, suppliers and others having business dealings with it; (2) use reasonable efforts to perform and comply with its Material Contracts and Permits and comply with applicable Laws; (3) maintain its books and records in the usual, regular and ordinary manner, on a basis consistent with past practice; and (4) use reasonable efforts to preserve the goodwill and ongoing operations of its business.

(b) From the Effective Date to the Closing Date, the Shareholders shall cause Deltek and its Subsidiaries not to, and Deltek shall not and shall cause its Subsidiaries not to:

(i) fail to invoice its customers and collect its accounts receivable, pay its Taxes and other Liabilities when due and pay or perform its other material obligations when due, in each case in the ordinary course and in a manner consistent with past practice;

(ii) increase the rate of compensation of, or pay or agree to pay any benefit to, its directors, officers or employees, except in connection with promotions or periodic reviews of employees (but not directors or officers) in the ordinary course of business or as may be required by any existing plan, (including, without limitation, any Plan, agreement or arrangement) disclosed in Section 3.21(e) or Section 3.23(a) of the Deltek Disclosure Schedule;

(iii) enter into, adopt or amend any Plan, or employment or severance agreement, except as required by Law, or as expressly contemplated by this Agreement;

(iv) enter into any agreement providing for the acceleration of payment or performance or other consequence as a result of change in control of Deltek;

(v) change its accounting policies or procedures unless required to conform with GAAP;

(vi) file or cause to be filed any amended Tax Return with respect to Deltek or its Subsidiaries, make any tax election, or waive to extend the statute of limitations in respect of any Taxes;

(vii) settle or compromise any pending or threatened Litigation, claims, audits or inquiries, if such settlement involves the payment of money after the Closing or any equitable relief;

(viii) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Deltek or its Subsidiaries;

(ix) declare or pay any cash or non-cash dividend or make any cash or non-cash distribution in respect of, or repurchase or redeem, any shares of Capital Stock, other than pre-Closing distributions to Shareholders of cash not to exceed, in the aggregate, the lesser of (x) the Permitted Cash Distribution Amount and (y) Deltek’s cash balance at the close of business on the day immediately preceding the Closing Date.

(x) enter into any contract that purports to limit, curtail or restrict the kinds of businesses in which it or its existing or future Affiliates may conduct their respective businesses, or the Persons with whom it or its existing or future Affiliates can compete or to whom it or its existing or future Affiliates can sell products or deliver services; or

(xi) take any action or omit to take any action which would cause any representation or warranty made by the Shareholders or Deltek in this Agreement or any Transaction Document to be or become untrue in any material respect (disregarding for these purposes any Material Adverse Effect, materiality or corollary qualifications contained therein).

5.2.	Access to Information Prior to the Closing.

During the period from the Effective Date through the Closing Date, Deltek shall, and the Shareholders shall cause Deltek to, give Buyers and their authorized representatives reasonable access during regular business hours to all offices, facilities, books and records of Deltek and the Subsidiaries as Buyers may reasonably request; provided, however, that (i) Buyers and their representatives shall take such action as is deemed necessary in the reasonable judgment of the Shareholders and Deltek to schedule such access and visits through a designated officer of Deltek and in such a way as to avoid disrupting the normal business of Deltek, (ii) Deltek shall not be required to take any action which would constitute a waiver of the attorney-client or other privilege and (iii) Deltek need not supply Buyers with any information which, in the reasonable judgment of the Shareholders or Deltek, Deltek is under a contractual or legal obligation not to supply, including, without limitation, as a result of any governmental or defense industrial security clearance requirement or program requirements of any Governmental Authority prohibiting certain persons from sharing information; provided, however, the Shareholders will use their reasonable efforts to enable Buyers to receive such information.

5.3.	Confidentiality.

(a) Between the Effective Date and the Closing Date, Buyers on the one hand and Deltek and the Shareholders on the other hand will maintain in confidence, and will cause the directors, officers, employees, agents and advisors of Buyers and Deltek to maintain in confidence, and not use to the detriment of another party any written, oral, or other information obtained in confidence from another party (or such party’s agents or advisors) in connection with this Agreement or the Contemplated Transactions, unless (i) such information was independently developed by such disclosing party, is already known to such disclosing party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such disclosing party, (ii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (iii) the furnishing or use of such information is required by Law or legal proceedings.

(b) If the Contemplated Transactions are not consummated, each party will return or destroy (provided that any such destruction shall be certified by a duly authorized officer of such party) as much of such written information as the other party may reasonably request in writing. Notwithstanding the foregoing, one copy of any such documents or information may be retained by such party’s external legal counsel subject to the terms of this Section 5.3, for use only in disputes relating to this Agreement, any of the other Transaction Documents or any of the Contemplated Transactions.

5.4.	Best Efforts.

Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws and the terms of this Agreement to consummate the Contemplated Transactions, including (i) the execution and delivery of any further instruments or documents which are reasonably requested by a party or its counsel to any party signatory hereto in order to evidence or facilitate the consummation of the Contemplated Transactions and (ii) assisting in obtaining the financing contemplated by the Credit Agreement.

5.5.	HSR Act Filing; Other Filings.

(a) HSR Act. Not later than ten Business Days after the Effective Date and pursuant to the applicable requirements of the HSR Act and the rules and regulations thereunder,

Buyers and the Shareholders shall cause to be filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice all requisite documents and notifications in connection with the Contemplated Transactions. Buyers and the Shareholders shall diligently and expeditiously comply with the HSR Act in connection with securing all necessary approvals or waivers thereunder.

(b) Other Filings. Buyers and the Shareholders shall cooperate with one another (i) in determining whether any other action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the Contemplated Transactions and (ii) in taking such actions or making any such filings, in furnishing such information as may be required in connection therewith, and in seeking timely to obtain any such actions, consents, approvals or waivers.

5.6.	Consents.

Without limiting the generality of Sections 5.4 or 5.5 hereof, each of the parties hereto will use its best efforts (i) to obtain prior to the earlier of the date required (if so required) or the Closing Date, all authorizations, consents, Orders, Permits or approvals of, or give notices to, or make filings, registrations or qualifications with, all Governmental Authorities and any other Person that are required for the consummation of the Contemplated Transactions; (ii) to defend, consistent with applicable principles and requirements of Law, any lawsuit or other legal proceeding, whether judicial or administrative, whether brought derivatively or on behalf of third Persons (including Governmental Authorities) challenging this Agreement or the Contemplated Transactions; and (iii) to furnish to each other such information and assistance as may reasonably be requested in connection with the foregoing.

5.7.	Access to Books and Records Following the Closing.

Following the Closing, Deltek shall permit the Shareholders and their authorized representatives, during normal business hours and upon reasonable notice, to have reasonable access to, and examine and make copies of, all books and records of Deltek which relate to transactions or events occurring prior to the Closing or transactions or events occurring subsequent to the Closing which are related to or arise out of transactions or events occurring prior to the Closing; provided, however, (a) that the Shareholders and their representatives shall take such action as is deemed necessary in the reasonable judgment of Deltek to schedule such access and visits through a designated officer of Deltek and in such a way as to avoid disrupting the normal business of Deltek, (b) Deltek shall not be required to take any action which would constitute a waiver of the attorney-client or other privilege and (c) Deltek need not supply the Shareholders with any information which, in the reasonable judgment Deltek, Deltek is under a contractual or legal obligation not to supply, including, without limitation, as a result of any governmental or defense industrial security clearance requirement or program requirements of any Governmental Authority prohibiting certain persons from sharing information. Deltek shall retain all books and records for a period of seven years following the Closing, or for such longer period following the Closing as may be required by applicable Law; provided that, during such period, Deltek may destroy or cause or permit to be destroyed any books or records so long as, at least thirty (30) days prior to such destruction, it provides to the Shareholders’ Representative notice of such intent and a reasonable opportunity for the Shareholders’ Representative to copy such books or records.

5.8.	Shareholders’ Post-Closing Confidentiality Obligation.

Following the Closing, except as otherwise expressly provided in this Agreement or in other agreements delivered in connection herewith, the Shareholders shall, and shall cause their Affiliates and their officers, agents and representatives (collectively, “Shareholder Affiliates”) to, (a) maintain the confidentiality of, (b) not use, and (c) not divulge to any Person, all confidential or proprietary information of Deltek and the Subsidiaries, except with the prior written consent of Buyers, or to the extent that such information is required to be divulged by legal process, or except as may reasonably be necessary in connection with the performance of any indemnification obligations under this Agreement, or except as may be required by Law; provided, however, that the Shareholders and the Shareholder Affiliates shall not be subject to such obligation of confidentiality for information that (i) otherwise becomes lawfully available to the Shareholders or the Shareholder Affiliates after the Closing Date on a nonconfidential basis from a third party who is not under an obligation of confidentiality to Buyers or Deltek or (ii) is or becomes generally available to the public without breach of this Agreement by any of the Shareholders or the Shareholder Affiliates. If any Shareholder or Shareholder Affiliate shall be required by legal process or by Law to divulge any such information, such Shareholder or Shareholder Affiliate shall provide Deltek with prompt written notice of each request so that Deltek may seek an appropriate protective order or other appropriate remedy, and such Shareholder or Shareholder Affiliate shall cooperate with Deltek to obtain a protective order or other remedy; and provided, further, that, in the event that a protective order or other remedy is not obtained, such Shareholder or Shareholder Affiliate shall furnish only that portion of such information which, in the opinion of its counsel, such Shareholder or Shareholder Affiliate is legally compelled to disclose and shall exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded any such information so disclosed. Notwithstanding anything to the contrary in this Agreement (including Section 5.3 and this Section 5.8), the parties may disclose to any and all Persons the tax treatment and tax structure of the Contemplated Transactions.

5.9.	Expenses.

Deltek shall be responsible for and pay at Closing (or thereafter to the extent not billed at Closing) (A) the fees, costs and expenses incurred (i) in connection with the bank financing, (ii) by Deltek and the Shareholders’ Representative in connection with the Contemplated Transactions, including fees and disbursements of counsel, financial advisor (William Blair & Company), consultants and accountants, and (iii) by Buyers in connection with the Contemplated Transactions, including fees and disbursements of counsel, financial advisors, consultants and accountants incurred by Buyers, and including filing fees and expenses incurred by Buyers in connection with any filing by Buyers under the HSR Act and (B) a closing payment to New Mountain Capital, LLC in an amount equal to 2% of the Investment Amount pursuant to the Advisory Agreement. Without limiting the generality of the foregoing, Deltek shall be responsible for and pay all fees and disbursements of Squire, Sanders & Dempsey L.L.P. and Fried, Frank, Harris, Shriver & Jacobson LLP in connection with the Contemplated Transactions. Notwithstanding anything herein to the contrary, the Shareholders shall be responsible for any fees, costs and expenses incurred by Deltek or the Shareholders, whether prior to or after the Closing, in connection with the preparation and prosecution of the Ruling Request.

5.10.	Certain Tax Matters.

(a) S Corporation Status. Deltek and the Shareholders will not revoke Deltek’s election to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362. Deltek and the Shareholders will not take or allow any action, other than the purchase on the Closing Date of the Common Shares and Series A Preferred Stock by Buyers pursuant to this Agreement, that would result in the termination of Deltek’s status as a validly electing S corporation within the meaning of Code Sections 1361 and 1362.

(b) Tax Return Preparation. Deltek shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis (in each case, at its sole cost and expense) all Tax Returns required to be prepared for taxable periods ending prior to the Closing Date and for Straddle Periods. To the extent permitted by Law (i) all such Tax Returns shall be prepared in a manner consistent with past practice of Deltek and the Subsidiaries and (ii) all such Tax Returns in respect of taxable periods beginning prior to the Closing Date shall be prepared and filed on the basis that the relevant taxable period ended as of the close of business on the day before the Closing Date. At least 30 days prior to the due date (including extensions) of any such Tax Returns that are Income Tax Returns or Composite Tax Returns and that are due at least 40 days after the Closing Date, Deltek shall deliver the applicable Tax Return(s) to Shareholders’ Representative for its approval not to be unreasonably withheld (Deltek shall use its reasonable efforts to deliver any such Tax Returns that are due within the 40 days at least 10 days prior to the due date thereof). For this purpose, the Shareholders’ Representative’s withholding of approval of a Tax Return with respect to a period that ends on or before the Closing Date, based upon Deltek’s failure to adopt in such Tax Return an alternative reporting position suggested by the Shareholders’ Representative, shall be deemed reasonable if the reporting position proposed by the Shareholders’ Representative on such Tax Return has a “reasonable basis,” as defined in Section 6662 of the Code and is not inconsistent with past practice. In the event of a disagreement between Deltek and Shareholders’ Representative, Deltek and Shareholders’ Representative shall select a certified public accountant, which may include the certified public accountant currently used by Deltek, to resolve such dispute and the decision of such certified public accountant shall be binding on both Deltek and Shareholders’ Representative. Deltek shall timely pay all Taxes shown due with respect to Tax Returns filed after the Closing Date and shall be entitled to receive reimbursement for such Taxes which are Shareholders’ Taxes within two (2) days of the payment thereof (such payment to be by wire transfer to the account of Deltek); provided that reimbursement for any Composite Taxes shall be made immediately out of the Escrow to the extent provided in Section 9.2(b)(iii).

(c) Cooperation on Tax Matters.

(i) Deltek and the Shareholders shall cooperate fully, as and to the extent reasonably requested by any party, in connection with the filing of Tax Returns pursuant to this Section 5.10 and any audit or other Litigation with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit or other Litigation and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Deltek and the Shareholders agree (A) to retain all books and records with respect to Tax matters pertinent to Deltek relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Deltek or the Shareholders’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other so requests, Deltek or the Shareholders, as the case may be, shall allow the other to take possession of such books and records.

(ii) Deltek and the Shareholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Contemplated Transactions).

(iii) Deltek and the Shareholders further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

(d) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Contemplated Transactions (including any transfer or similar tax imposed by any Governmental Authority), shall be paid by Deltek. The party required by Law to do so will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(e) Refunds, Carrybacks and Amended Returns.

(i) Except for refunds or credits resulting from a carryback of an item from a post-Closing period (which shall be for the account of Deltek), any refunds or credits of Taxes of Deltek or any Subsidiary with respect to Shareholders’ Taxes shall be for the account of the Shareholders. Deltek shall pay, or cause the applicable Subsidiary to pay, to Shareholders’ Representative any such refund or credits within fifteen (15) days after the refund is received (or the receipt of the benefit of any credit through a reduction of a Tax payment). Deltek shall file or shall cause any Subsidiary, if Shareholders so request and at Shareholders’ expense, to file for and obtain any refunds or credits with respect to Taxes to which Shareholders are entitled under this Section 5.10(e). Deltek shall permit the Shareholders’ Representative to control the prosecution of any such refund claim and, where deemed appropriate by the Shareholders’ Representative, shall or shall cause any Subsidiary to authorize by appropriate powers of attorney such Persons reasonably satisfactory to Deltek as Shareholders’ Representative shall designate to represent Deltek or any Subsidiary with respect to such refund claim, provided that Deltek may participate in any such proceeding at its own expense. Notwithstanding the foregoing, the Shareholders’ Representative may not settle or otherwise resolve any refund claim that could adversely affect the liability of Deltek or any Subsidiary for Taxes (other than

Shareholders’ Taxes), in respect of any taxable period, without the consent of Deltek (such consent not to be unreasonably withheld).

(ii) Deltek (or the applicable Subsidiary) shall be responsible for the preparation and filing of any amended Tax Returns for Shareholders’ Tax Periods that are required as a result of examination adjustments made by the IRS or by the applicable state, local, or foreign taxing authorities for such taxable years as finally determined. Any required amended Tax Returns resulting from such Shareholders’ Tax Period examination adjustments, as finally determined, shall be furnished to the Shareholders’ Representative for approval (which approval shall not be unreasonably withheld), and, if necessary, signature and filing at least 30 days prior to the due date for filing such returns. Nothing in this Section 5.10(e)(ii) shall require Shareholders to amend any Tax Return other than as set forth above.

(f) Covenants.

(i) Deltek shall not and shall not cause or permit any Subsidiary to file an amended Tax Return or Tax election with respect to any taxable period ending prior to the Closing Date unless (i) Deltek is required to do so as a result of a Tax contest; (ii) the Shareholders’ Representative consents in its sole discretion or (iii) Deltek obtains a legal opinion from counsel reasonably acceptable to the Shareholders’ Representative that such amendment is legally required to be filed (provided, further, that such legal opinion may not assume any facts that are disputed in good faith by the Shareholders’ Representative).

(ii) On the Closing Date, Deltek shall not and shall not cause or permit any Subsidiary to effect any extraordinary transactions (including, but not limited to, the distribution of any dividend or the effectuation of any redemption) other than the Contemplated Transactions. On the Closing Date prior to the Closing, the Shareholders shall not cause or permit Deltek or any Subsidiary to effect any extraordinary transactions other than (i) the Contemplated Transactions and (ii) the planned distribution to the Shareholders contemplated by Section 5.1(b)(ix).

(g) Buyers and Shareholders agree to cause Deltek and its Subsidiaries to elect not to apply the pro rata allocation rules to an S termination year pursuant to Section 1362(e)(3) of the Code.

5.11.	Public Announcements.

None of Buyers, Deltek or the Shareholders will issue any press release or make any public statement with respect to this Agreement or the Contemplated Transactions or disclose the existence of this Agreement to any Person or entity, prior to the Closing and, after the Closing, will not issue any such press release or make any such public statement without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), subject, in each case, to any applicable disclosure obligations pursuant to applicable Law, provided that the party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations shall use commercially reasonable efforts to consult in good faith with the other party before doing so. Notwithstanding the foregoing, (i) Deltek, the Shareholders (and the Shareholders’ Representative) and William

Blair shall have the right following the Closing to disclose to the financial community that Deltek has been sold to Buyers; provided that no terms of the Contemplated Transactions shall be disclosed beyond the parties involved and their respective roles, the general nature of the Contemplated Transactions (i.e. a recapitalization) and the Closing Date, and (ii) Buyers shall have the right to disclose to their limited partners, other investors and potential investors the terms of the Contemplated Transactions in accordance with Buyers’ customary practice, and shall have the right to disclose publicly that the Contemplated Transactions were consummated so long as the financial terms are not disclosed.

5.12.	Communications with Customers and Suppliers.

Deltek and Buyers will mutually agree upon all communications with Deltek’s suppliers and customers relating to this Agreement and the Contemplated Transactions prior to the Closing Date.

5.13.	Directors and Officers Indemnification.

(a) Article 8 of Deltek’s Amended and Restated Articles of Incorporation, as amended, shall not be amended, repealed or otherwise modified for a period of four (4) years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Closing Date were directors, officers, employees, fiduciaries or agents of Deltek.

(b) After the Closing, Deltek shall, to the extent set forth under Article 8 of Deltek’s Amended and Restated Articles of Incorporation, as amended, but in no event to a greater extent than permitted by Law, indemnify and hold harmless each current and former director or officer of Deltek and each Subsidiary and each such person who served at the request of Deltek or any Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, for purposes of this Section 5.13 and Section 11.10 only, the “Indemnified Parties”) against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any Litigation (whether arising before or after the Closing Date), whether civil, administrative, criminal or investigative, arising out of or pertaining to any action or omission in their capacities as officers or directors, in each case occurring before the Closing Date (collectively, “Damages”). Without limiting the foregoing, in the event of any such Litigation, (i) Deltek shall, upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it is ultimately determined that such Indemnified Party was not entitled to be indemnified hereunder, pay the reasonable fees and expenses of one counsel selected by the Shareholders’ Representative, which counsel shall be reasonably satisfactory to Deltek, promptly after statements therefor are received (unless Deltek shall elect to defend such action) and (ii) Deltek shall reasonably cooperate in the defense of any such matter; provided, however, that Deltek shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). In the event that any claim or claims for indemnification are asserted or made within such four-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims.

(c) In the event Deltek or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of Deltek honor the indemnification obligations set forth in this Section 5.13.

(d) Notwithstanding the foregoing, (i) nothing in Section 5.13 shall limit Buyers’ remedies under Section 9.2 of this Agreement or otherwise and arising in connection with this Agreement, and (ii) the provisions of this Section 5.13 shall not apply with respect to any Damages or Litigation arising out of or relating to this Agreement, the other Transaction Documents or the Contemplated Transactions. Without limiting the generality of the foregoing, no Shareholder shall have any right under this Section 5.13 to reimbursement from Deltek for any indemnification payment made by such Shareholder pursuant to ARTICLE IX.

5.14.	Stock Appreciation Rights.

(a) Vested SARs. At the Closing, to the extent any stock appreciation rights set forth on Exhibit H are vested and have not been previously exercised, such stock appreciation rights shall, pursuant to the terms of the applicable stock appreciation rights plan and agreement be deemed exercised, and the holders thereof (the “Vested SAR Holders”) shall be entitled to receive a payment from Deltek at the Closing in an aggregate amount (the “Closing SAR Payment”) equal to (i) the number of such stock appreciation rights that are deemed exercised multiplied by (ii) the excess of (A) the per share price to be received by the Shareholders pursuant to Section 2.3 for their shares of Common Stock that are redeemed by Deltek pursuant to this Agreement, as determined in accordance with Exhibit I, over (B) the per share exercise price of such vested stock appreciation rights. Deltek shall calculate and communicate to Buyers the amount of the Closing SAR Payment at least two (2) Business Days prior to the Closing Date, and the portion of the Closing SAR Payment to be paid to each Vested SAR Holder shall be set forth opposite such Vested SAR Holder’s name on a certificate which shall be provided to Buyers by Deltek on such date.

(b) Unvested SARs.

(i) All stock appreciation rights set forth on Exhibit H that are outstanding but unvested as of the Closing (other than those unvested stock appreciation rights held by the management employees listed on Exhibit J hereto) shall be cancelled without payment of consideration therefor in accordance with the applicable stock appreciation right agreement and plan. Buyers acknowledge that Deltek intends to adopt a retention bonus policy, which shall be reasonably satisfactory to Buyers, that shall be effective as of the Closing and that shall entitle each holder of a stock appreciation right set forth on Exhibit H, which was unvested as of the Closing and cancelled (other than the management employees listed on Exhibit J), to earn a bonus (a “Retention Bonus”) that shall be paid in four equal installments on the first, second, third and fourth anniversaries of the Closing so long as such holder (1) was employed by Deltek on the Closing Date, (2) is employed by Deltek or an Affiliate on the anniversary date when such payment is due and (3) has been continuously employed by Deltek or an Affiliate from the Closing Date until such anniversary date. Deltek shall calculate and communicate to Buyers for their review and approval (which will not be unreasonably withheld or delayed), the amount of each such holder’s Retention Bonus at least two (2) Business Days prior to the Closing Date, which amount shall be set forth opposite such holder’s name on a certificate which shall be provided to Buyers by Deltek on such date. After the Closing, Deltek shall make all Retention Bonus payments contemplated by such retention bonus policy in accordance with such bonus policy.

(ii) All stock appreciation rights listed on Exhibit H that are held by the management employees listed on Exhibit J and are outstanding but unvested as of the Closing shall not be cancelled as contemplated by the applicable stock appreciation right agreement and plan but shall accelerate and be deemed fully vested and exercisable and to have been exercised immediately prior to the Closing pursuant to the applicable Conversion SAR Amendment or SAR Amendment (the “Accelerated SARs”). Deltek shall calculate and communicate to Buyers for their review and approval (which will not be unreasonably withheld or delayed), the amount due each such holder pursuant to the applicable Conversion SAR Amendment or SAR Amendment (the “Accelerated SAR Payment”) at least two (2) Business Days prior to the Closing Date, which amount shall be set forth opposite such holder’s name on a certificate which shall be provided to Buyers by Deltek on such date. After the Closing, Deltek shall pay such holder the Accelerated SAR Payment in accordance with the terms of the Conversion SAR Amendment or SAR Amendment applicable to such holder.

(iii) The aggregate amount of Retention Bonuses and Accelerated SAR Payments (before withholding) shall not exceed $6,450,000 less (x) 60% of the Additional Vested SAR Amount and (y) the aggregate amount, if any, forfeited by holders of such stock appreciation rights upon termination of employment for “Cause” or without “Good Reason.”

(c) Withholding. Deltek shall have the right to deduct from any amount payable under this Section 5.14 or any agreement or plan referred to herein any Taxes or other amounts required by applicable Law to be withheld.

(d) Offset. Notwithstanding anything contained in this Agreement to the contrary, Deltek shall take all steps necessary so that any amounts owed to Deltek or any of the Subsidiaries by any of their officers or employees under any outstanding loan or payroll advance, including those disclosed in Section 3.11 of the Deltek Disclosure Schedule, shall be offset, first, against the Closing SAR Payment, and, second, if necessary, against the Retention Bonus or Accelerated SAR Payment, as applicable, payable to such officer or employee.

5.15.	Indebtedness for Borrowed Money.

Deltek shall, and the Shareholders shall cause Deltek and the Subsidiaries to, pay prior to the Closing any and all Outstanding Indebtedness (other than with respect to letters of credit that have not been drawn down) so that immediately after the Closing neither Deltek nor any Subsidiary shall have any obligation to repay any such Outstanding Indebtedness.

5.16.	Interim Report of Gross Software Bookings.

Deltek shall, and the Shareholders shall cause Deltek to, prepare and deliver to Buyers on December 23, 2004, a report, certified as accurate by Deltek’s Chief Financial Officer, showing Deltek’s Gross Software Bookings for the fourth quarter of 2004 through December 17, 2004.

In addition, between the Effective Date and the Closing, Deltek shall, and the Shareholders shall cause Deltek to, prepare and deliver to Buyers as soon as practicable after the end of each month, unaudited consolidated financial statements of Deltek and the Subsidiaries prepared on the same basis as the Most Recent Unaudited Financial Statements for such month and a report of the Gross Software Bookings for such month.

5.17.	Non-Solicitation.

Between the date hereof and the Closing Date, none of Deltek, its Subsidiaries or the Shareholders shall solicit or facilitate (including by way of providing information regarding Deltek, its Subsidiaries or their businesses to any Person or providing access to any Person) any inquiries, discussions or proposals regarding, continue or enter into negotiations looking toward, or enter into or consummate any agreement or understanding in connection with any proposal regarding, any purchase or other acquisition of all or any portion of Deltek or its Subsidiaries (other than the ordinary course of business sale of products or services) or any Capital Stock (whether newly issued or currently outstanding) of Deltek or any of the Subsidiaries, any merger, business combination or recapitalization involving Deltek or any of the Subsidiaries, the liquidation, dissolution or reorganization of Deltek or any of the Subsidiaries, or any similar transaction; and the Shareholders and Deltek shall cause Deltek’s and the Subsidiaries’ directors, officers, representatives and Affiliates to refrain from any of the foregoing. The Shareholders’ Representative shall promptly notify Buyers if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Deltek, any of the Subsidiaries, any Shareholder or any of their respective representatives, including the nature and terms of any of the foregoing and the identity of the parties involved.

5.18.	Restrictions on Transfer.

Prior to the Closing, no Shareholder shall sell, transfer, contribute, pledge, distribute or otherwise dispose of or incur any Lien on any shares of Common Stock owned by such Shareholder, or agree to do any of the foregoing.

5.19.	Legends.

Each certificate representing the Series A Preferred Stock shall bear a legend containing the following words:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH SUCH ACT OR LAWS.”

Each certificate representing shares of Common Stock (including the Common Shares and any new certificates issued to the Shareholders at or after Closing) shall bear a legend containing the following words:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH SUCH ACT OR LAWS AND EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF A SHAREHOLDERS’ AGREEMENT WITH THE COMPANY, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICES OF THE COMPANY.”

Each certificate representing the Debentures shall bear a legend as provided for in the form of such Debenture attached hereto. The requirement that the above legends (as they relate to registration under the Securities Act) be placed upon certificates evidencing any such securities shall cease and terminate upon the earliest of the following events: (i) when such securities are transferred in an underwritten public offering, (ii) when such securities are transferred pursuant to Rule 144 under the Securities Act or (iii) if the holder delivers to Deltek an opinion of its counsel or a “no-action” letter from the Staff of the Securities and Exchange Commission, in either case to the effect that registration under the Securities Act is not required upon any sale or other disposition of such shares. The requirement that the above legends (as they relate to the Shareholders’ Agreement) be placed upon certificates evidencing any such securities shall cease and terminate upon the termination of the Shareholders’ Agreement. Upon the occurrence of any of the foregoing events, Deltek, upon the surrender of certificates containing such legend, shall, at its own expense, deliver to the holder of any such securities as to which the requirement for such legend shall have terminated, one or more new certificates evidencing such securities not bearing the legend which is no longer applicable.

5.20.	New Certificates.

Subject to Section 5.19, upon surrender by any holder to Deltek of any certificate representing Debentures, the Common Shares or shares of Series A Preferred Stock, Deltek at its expense will, within three (3) Business Days, issue in exchange therefor, and deliver to such holder, a new certificate or certificates representing such Debentures, Common Shares or shares of Series A Preferred Stock, as applicable, in such denominations as may be requested by such holder. Upon receipt of evidence of the loss, theft, destruction or mutilation of any certificate representing any Debentures, Common Shares or shares of Series A Preferred Stock, and in case of any such loss, theft or destruction, upon delivery of an indemnity agreement, or in any case of any such mutilation, upon surrender and cancellation of such certificate, Deltek at its expense will, within three (3) Business Days, issue and deliver to the holder a new certificate for such

Debentures, Common Shares or shares of Series A Preferred Stock of like tenor, in lieu of such lost, stolen, destroyed or mutilated certificate.

5.21.	Stock Option Plan.

After the Closing, Deltek shall adopt a stock option plan for managers and other employees of Deltek (other than Kenneth E. deLaski) in substantially the form attached hereto as Exhibit K.

5.22.	Restated December 2003 Financial Statements.

At the request of Buyers, Deltek shall, as promptly as practicable after receipt of such request, prepare and deliver to Buyers a consolidated balance sheet of Deltek and the Subsidiaries as of December 31, 2003 and related statements of income, changes in equity and cash flows for the year then ended, restated to reflect changes that are associated with the proper recognition of revenue under Deltek’s customer contracts, and shall request Grant Thornton LLP to audit such financial statements (the “Restated December 2003 Financial Statements”). If requested to be prepared, the Restated December 2003 Financial Statements shall be prepared in accordance with GAAP applied on a basis consistent with prior periods and shall fairly present in all material respects the consolidated financial position of Deltek and the Subsidiaries as of December 31, 2003 and the consolidated results of operations and shareholders’ equity, or cash flows, as the case may be, of Deltek and the Subsidiaries for the fiscal year ended December 31, 2003.

5.23.	Management Sale.

No later than two (2) Business Days prior to the Closing Date, Deltek shall deliver to Buyers for their review and approval (which will not be unreasonably withheld or delayed), a certificate (such certificate, as approved by Buyers, the “Shareholder Certificate”) which shall set forth (i) the identities of the Shareholders and Management Members participating in the Management Sale, (ii) the amount of Management Shares to be sold by each such Shareholder set forth opposite such Shareholder’s name, (iii) the amount of Management Shares to be purchased by each such Management Member set forth opposite such Management Member’s name, and (iv) the amount of Redeemed Shares to be redeemed from each Shareholder set forth opposite such Shareholder’s name.

5.24.	S Corporation Escrow.

(a) Ruling Relief. Promptly following the date hereof, the Shareholders shall cause Deltek to prepare a ruling request seeking the Ruling Relief (the “Ruling Request”). Prior to filing the Ruling Request, the Shareholders shall submit a draft of the Ruling Request to NMP for its review. NMP shall forward to the Shareholders any comments to the draft Ruling Request within five (5) Business Days after NMP’s receipt thereof and the Shareholders shall incorporate therein all reasonable comments made by NMP. Thereafter, the Shareholders shall cause Deltek to promptly file the Ruling Request and shall pursue a favorable response to such request for Ruling Relief. The Shareholders shall keep NMP informed of all material developments in the resolution of the Ruling Relief issue, including providing NMP with all written communications with the IRS promptly upon receipt thereof. Following the Closing, Deltek shall, and Buyers shall cause Deltek to, continue to provide reasonable cooperation to obtain the Ruling Relief.

(b) Ruling Relief Granted. If the Ruling Relief is granted by the IRS, then, as promptly as practicable following the delivery by the Shareholders to NMP of evidence reasonably satisfactory to NMP that the Ruling Relief has been granted, the S Corporation Escrow Amount then remaining in the Escrow shall be released from the Escrow to the Shareholders’ Representative to be distributed to the Shareholders in accordance with the terms of Schedule 1 of the Escrow Agreement.

(c) Ruling Relief Denied. If the Ruling Relief is denied by the IRS, or the Shareholders elect not to continue to pursue the Ruling Request, then, as promptly as practicable thereafter, (x) Deltek shall amend all relevant Tax Returns that reflect Deltek as an S Corporation to reflect Deltek’s status as a C corporation for the taxable periods covered by such Tax Returns, and (y) an amount equal to the aggregate amount payable upon the filing of such amended Tax Returns, plus the amount of any other S Corporation Liability, shall be promptly paid to Deltek out of the S Corporation Escrow Amount then remaining in the Escrow, and the balance of the S Corporation Escrow Amount, if any, shall promptly be released from the Escrow to the Shareholders’ Representative to be distributed to the Shareholders in accordance with the terms of Schedule 1 of the Escrow Agreement. If the balance then in the Escrow is less than the sum of the amounts payable upon the filing of such amended Tax Returns plus the amount of any other S Corporation Liability plus the aggregate amount of all Claims Outstanding (as defined in the Escrow Agreement) at such time, then the Shareholders shall promptly (but no later than ten (10) Business Days after request by Deltek therefor) pay to Deltek the amount of such shortfall.

(d) Instructions to Escrow Agent. NMP and the Shareholders’ Representative shall promptly (but in any event not more than five (5) Business Days after the date of request by the other party therefor) execute and deliver to the Escrow Agent any joint written instructions necessary to effectuate the provisions of this Section 5.24.

ARTICLE VI.

Conditions To Closing

6.1.	Conditions to All Parties’ Obligations.

The obligations of the parties to consummate the Contemplated Transactions are subject to the fulfillment prior to or at the Closing of each of the following conditions (any or all of which may be waived by the parties):

(a) No Injunction. On the Closing Date, there shall not be in effect any Law, or Order issued by a court of competent jurisdiction, restraining or prohibiting consummation of the transactions contemplated by this Agreement.

(b) HSR Act. Any applicable waiting period under the HSR Act relating to the Contemplated Transactions shall have expired or been terminated.

6.2	Conditions to Deltek’s and the Shareholders’ Obligations.

The obligations of Deltek and the Shareholders to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by the Shareholders’ Representative):

(a) Representations and Warranties. The representations and warranties of Buyers in this Agreement or in any of the other Transaction Documents shall be true and correct (without regard to any qualifications as to materiality or Material Adverse Effect (or any correlative term) contained in such representations and warranties) as of the date when made and as of the Closing Date, except (a) for representations and warranties made as of a specified date, which shall be measured only as of such specified date, and (b) where the failure to be true and correct, individually or in the aggregate, has not had and would not be reasonably likely to have a Material Adverse Effect.

(b) Performance. Buyers shall have performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by Buyers at or prior to the Closing.

(c) Deliveries. Deltek and the Shareholders shall have received the deliveries contemplated by ARTICLE VIII, as applicable.

(d) Escrow Agreement. Buyers and the Escrow Agent shall have entered into the Escrow Agreement.

(e) Other Agreements. Buyers shall have entered into each of the Transaction Documents to which they are parties, including, without limitation, the Investor Rights Agreement and the Shareholders’ Agreement.

6.3	Conditions to Buyers’ Obligations.

The obligations of Buyers to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyers):

(a) Representations and Warranties. The representations and warranties of the Shareholders in this Agreement or in any of the other Transaction Documents shall be true and correct (without regard to any qualifications as to materiality or Material Adverse Effect (or any correlative term) contained in such representations and warranties) as of the date when made and as of the Closing Date, except (a) for representations and warranties made as of a specified date, which shall be measured only as of such specified date, and (b) where the failure to be true and correct, individually or in the aggregate, has not had and would not be reasonably likely to have a Material Adverse Effect.

(b) Performance. The Shareholders and Deltek shall have performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by the Shareholders and Deltek at or prior to the Closing.

(c) Consents and Approvals. The Shareholders or Deltek, as the case may be, shall have obtained (i) the material consents and approvals, or waivers thereof, of third parties, including, without limitation, any Governmental Consents and (ii) the material Permits, in each case as set forth on Exhibit L.

(d) Deliveries. Buyers shall have received the deliveries contemplated by ARTICLE VII.

(e) No Material Adverse Effect. From the Effective Date until the Closing Date, there shall have been no change, or the occurrence of an event which has resulted or can reasonably be expected to result in a change, in the business, operations, properties, contracts, customer relations or condition, financial or otherwise, of Deltek or any Subsidiary that has had or would reasonably be likely to have (either individually or in the aggregate) a Material Adverse Effect on Deltek, other than changes expressly permitted under or contemplated by this Agreement; provided that this Section 6.3(e) shall not entitle Buyers to refuse to close the transactions contemplated by this Agreement unless the Material Adverse Effect gives rise, or could reasonably be expected to give rise, to Losses that in the aggregate are, or could be, in excess of $15,000,000.

(f) Matters Referred to in Deltek Disclosure Schedule. All matters referred to in the Deltek Disclosure Schedule as being taken, in process, or intended to be taken shall have been completed to the reasonable satisfaction of Buyers.

(g) deLaski Employment Agreement. Kenneth E. deLaski shall have entered into an employment agreement in substantially the form attached hereto as Exhibit M, pursuant to which Mr. deLaski will agree to continue to serve as chief executive officer of Deltek.

(h) Gross Software Bookings. Buyers shall have received a report, certified as accurate by Deltek’s Chief Financial Officer, showing that Deltek’s Gross Software Bookings for the fourth quarter of 2004 were at least $10,500,000.

(i) Credit Facilities. Deltek shall have entered into a credit facility with affiliates of Credit Suisse First Boston or other lenders providing for a $115 million term loan and a revolving credit line of up to $30 million on terms and conditions reasonably acceptable to Buyers and funds thereunder shall be available to Deltek that are sufficient, when added to the Investment Amount, to consummate the Contemplated Transactions.

(j) Advisory Agreement. Deltek shall have executed and delivered to New Mountain Capital, LLC an advisory agreement substantially in the form attached hereto as Exhibit N (the “Advisory Agreement”).

(k) Audited Financial Statements. Deltek shall have delivered to Buyers either (x) the Restated December 2003 Financial Statements or (y) a certificate of the Chief Financial Officer of Deltek stating that Grant Thornton LLP had advised Deltek that the December 2003 Financial Statements were not required to be restated in order to conform Deltek’s revenue recognition policy with GAAP.

(l) Noncompetition Agreements. Kenneth E. deLaski and Donald deLaski shall have entered into non-competition agreements in substantially the form attached hereto as Exhibit O.

(m) Release. Shareholders shall have entered into a release, releasing all claims against Deltek, in substantially the form attached hereto as Exhibit P.

(n) Management Rights Letter. Deltek shall have executed and delivered to NMP a management rights letter, in substantially the form attached hereto as Exhibit Q.

(o) Articles of Amendment. The Articles of Amendment embodying the Series A Preferred Stock shall have been duly filed with the State Corporation Commission of Virginia and shall have become effective and shall be in full force and effect.

(p) Debentures. Deltek shall have executed and delivered to each of the Buyers and Kenneth E. deLaski the Debentures, in substantially the form attached hereto as Exhibit R.

(q) Escrow Agreement. The Shareholders and the Escrow Agent shall have entered into the Escrow Agreement.

(r) Management Sale. The Management Sale shall have been completed immediately prior to or concurrently with the Closing in accordance with the terms hereof and the terms of the Shareholder Certificate and the Management Members shall have entered into the Shareholders’ Agreement.

(s) Other Agreements. The other parties thereto shall have entered into the Transaction Documents, including, without limitation, the Investor Rights Agreement and the Shareholders’ Agreement.

ARTICLE VII.

Deliveries by the Shareholders and Deltek at Closing

On the Closing Date, the Shareholders and/or Deltek shall deliver or cause to be delivered to Buyers (or in the case of Section 7.8, the Shareholders shall deliver to Deltek):

7.1	Officer’s Certificate.

An Officer’s Certificate signed by a senior officer of Deltek and the Shareholders’ Representative certifying (i) to the effect set forth in Sections 6.3(a), 6.3(b), 6.3(e), 6.3(f) and 6.3(r), (ii) that no Litigation is pending or, to such officer’s knowledge, threatened that seeks to restrain, prohibit or obtain damages or other relief in connection with this Agreement or consummation of the Contemplated Transactions or which questions the validity or legality of any of the Contemplated Transactions and (iii) to the identity of the record and beneficial owners (including type and amount of Capital Stock so owned) of all of the outstanding Capital Stock of Deltek immediately following the Closing.

7.2	Consents.

Copies or other evidence reasonably satisfactory to Buyers of the consents and approvals referred to on Exhibit L.

7.3	Resignations of Directors and Officers.

Written resignations, dated as of the Closing Date, of any directors and officers of Deltek and the Subsidiaries requested by Buyers at or prior to Closing.

7.4	William Blair.

Documents reasonably satisfactory to Buyers by which William Blair shall release Deltek from, and the Shareholders shall assume, any and all Liability arising under or related to the indemnification provisions of the William Blair Agreement.

7.5	Outstanding Indebtedness.

Documents reasonably satisfactory to Buyers evidencing the repayment in full of all Outstanding Indebtedness.

7.6	Severance Arrangements.

Documents reasonably satisfactory to Buyers from each Person who is a party to a severance agreement with Deltek or the Subsidiaries, including the Severance Agreements, stating that such Person is not entitled to severance or other payment or benefit by reason of any of the Contemplated Transactions, except as set forth in Section 5.14(b)(ii).

7.7	Share Certificates.

Stock certificates representing the Common Shares and Series A Preferred Stock.

7.8	Certificates of Redeemed Shares.

Stock certificates evidencing the Redeemed Shares, accompanied by stock transfer powers duly executed in blank.

7.9	Further Instruments.

Such further instruments of assignments, conveyance or transfer or other documents of further assurance as Buyers may reasonably request.

ARTICLE VIII.

Deliveries by Buyers at Closing

On the Closing Date, Buyers shall deliver or cause to be delivered to Deltek and the Shareholders:

8.1	Officer’s Certificate.

A certificate signed by an authorized signatory of each Buyer certifying (i) to the effect set forth in Sections 6.2(a) and 6.2(b) and (ii) that no Litigation is pending or, to such signatory’s knowledge, threatened that seeks to restrain, prohibit or obtain damages or other relief in connection with this Agreement or consummation of the Contemplated Transactions or which questions the validity or legality of any of the Contemplated Transactions.

8.2	Payments.

The payments set forth in Section 2.3(a).

8.3	Further Instruments.

Such documents of further assurance as the Shareholders may reasonably request.

ARTICLE IX.

Certain Remedies and Limitations

9.1	Expiration of Representations, Warranties and Covenants.

All of the representations and warranties of the parties set forth in this Agreement and the other Transaction Documents shall terminate and expire, and shall cease to be of any force or effect, at 5:00 P.M. (New York time) on the date that is the eighteen (18) month anniversary of the Closing Date, and all liability with respect to such representations and warranties shall thereupon be extinguished (except to the extent a claim for indemnification has been made prior to such time for any breach thereof); provided that the representations and warranties of the Shareholders set forth in (a) Section 3.24 (Tax Matters) shall continue in full force and effect until 30 days after all applicable statutes of limitations, including waivers and extensions, have expired with respect to the matters addressed therein; (b) Sections 3.1(a) and (b)(ii) (Organization and Power), Section 3.2 (Authorization and Enforceability), Section 3.3(a) (Capitalization of Deltek), Section 3.4 (Ownership at Closing), Section 3.10 (Relationship with Affiliates), Section 3.11 (Indebtedness to and from Officers and Directors of Deltek), Section 3.20(b) (Certain Litigation), Section 3.28 (No Broker), the first sentence of Section 4.1 (Organization and Power), Section 4.2 (Authorization), Section 4.3 (Enforceability), Section 4.8 (Brokers), Section 4.9 (Investment; Securities Laws) and Section 4.10 (Accredited Investor) shall survive indefinitely; and (c) Section 3.18 (Environmental Matters) shall survive until the third anniversary of the Closing Date (except to the extent a claim for indemnification has been made prior to such time for any breach thereof) (the representations and warranties of the Shareholders referred to in clauses (a), (b) and (c) are collectively referred to as the “Surviving Representations”). All covenants and agreements contained herein shall survive the Closing indefinitely.

9.2	Indemnification.

(a) By Buyers. Subject to the provisions of Section 9.1 hereof relating to the survival of representations and warranties and the other limitations contained herein, from and after the Closing, Buyers, severally in proportion to their respective portions of the Investment Amount, agree to indemnify, defend and hold harmless the Shareholders, their Affiliates, and their officers, directors, partners, employees, agents, representatives, successors and any assigns of any of the foregoing (“Shareholder Indemnitees”) against all claims, losses, liabilities, damages, deficiencies, interest and penalties, costs and expenses, including, without limitation, losses resulting from the defense, settlement and/or compromise of a claim and/or demand and/or assessment, reasonable attorneys’, accountants’ and expert witnesses’ fees, costs and expenses of investigation, and the costs and expenses of enforcing the indemnification provided hereunder (hereafter individually a “Loss” and collectively “Losses”) incurred by any of the Shareholder Indemnitees (after deduction of the amount of any insurance proceeds recovered by the Shareholder Indemnitees) arising out of or relating to: (A) any breach of any representation or warranty made by Buyers in this Agreement or any other Transaction Document or (B) any breach of any covenant, agreement or obligation of Buyers contained in this Agreement or any other Transaction Document. Notwithstanding the foregoing, with respect to direct claims made by a Shareholder Indemnitee against Buyers, damages shall constitute Losses for the purpose of this Section 9.2(a) only to the extent of the direct damages incurred by the Shareholder Indemnitee (excluding consequential damages, whether or not foreseeable), but Buyers shall be liable for all damages (including consequential damages) that form part of a third party claim against a Shareholder Indemnitee.

(b) By the Shareholders.

(i) Subject to the provisions of Section 9.1 relating to the survival of representations and warranties and the other limitations contained herein, from and after the Closing, the Shareholders severally, in proportion to the Shareholders’ Proportionate Interests, agree to indemnify, defend and hold harmless Buyers, their Affiliates, and the officers, directors, partners, employees, agents, representatives, successors and assigns of any of the foregoing (collectively, “Buyer Indemnitees”) against all Losses incurred by any of Buyer Indemnitees (after deduction of the amount of any insurance proceeds recovered by the Buyer Indemnitees) and arising out of or relating to: (A) any breach of any representation or warranty made by the Shareholders in this Agreement or any other Transaction Document, (B) any breach of any covenant, agreement or obligation of the Shareholders contained in this Agreement or any other Transaction Document, (C) any breach by Deltek of any covenant, agreement or obligation contained in this Agreement or any other Transaction Document and required to be performed or complied with by Deltek prior to the Closing, (D) Shareholders’ Taxes, (E) any employee severance obligations incurred by Deltek or any Subsidiary arising out of the consummation of the Contemplated Transactions (including under the Executive Severance Agreements and Severance Agreements) other than those obligations incurred under Section 5.14(b)(ii), and (F) any Losses arising out of or relating to claims made by holders of Deltek’s stock appreciation rights that in any way relate to the consideration paid to such holders with respect to the exercise or termination of their stock appreciation rights in connection with the Contemplated Transactions. Notwithstanding the foregoing, with respect to direct claims made by a Buyer

Indemnitee against the Shareholders, damages shall constitute Losses for the purpose of this Section 9.2(b) only to the extent of the direct damages incurred by the Buyer Indemnitee (excluding consequential damages, whether or not foreseeable), but the Shareholders shall be liable for all damages (including consequential damages) that form part of a third party claim against a Buyer Indemnitee. In addition, notwithstanding the foregoing, Losses shall not include, and the Buyer Indemnitees shall not be entitled to indemnification from the Shareholders under this Section 9.2(b) with respect to (i) any restatement of Deltek’s financial statements after the Closing to conform Deltek’s revenue recognition policy or Deltek’s manner of amortizing Software development costs with GAAP, (ii) any other adjustment after the Closing to Deltek’s financial statements that has a non-cash impact on Deltek and solely relates to shifting amounts from one year to the immediately succeeding year or the immediately preceding year, (iii) any Patent Infringement Losses attributable to periods from and after the eighteen-month anniversary of the Closing Date, (iv) any Patent Infringement Losses in excess of $10 million in the aggregate that are attributable to periods prior to the Closing or to periods from and after the Closing but prior to the eighteen-month anniversary of the Closing Date, or (v) up to $50,000 of legal fees and expenses incurred by Deltek in defending or settling any Patent Infringement Claim.

(ii) The Shareholders shall be responsible for (i) all Income Taxes of Deltek and the Subsidiaries with respect to taxable periods ending on or before the Closing Date, (ii) all Income Taxes of Deltek and the Subsidiaries with respect to the portion of any Straddle Period ending on the day before the Closing Date (such liability to be determined on a closing-of-the-books method), (iii) Income Taxes in respect of any taxable period that ends on, before or includes the Closing Date for which Deltek or any Subsidiary is liable pursuant to Treasury Regulation § 1.1502-6 (or any analogous or similar state, local, or foreign Law), (iv) all Composite Taxes of Deltek and the Subsidiaries with respect to taxable periods ending on or before the Closing Date and with respect to all Straddle Periods and (v) all Other Taxes of Deltek and the Subsidiaries that were required to have been paid at any time on or before the Closing Date (all such Taxes, “Shareholders’ Taxes”). Such obligations shall be without regard to whether there was any breach of any representation or warranty under ARTICLE III with respect to such Tax or any disclosures that may have been made with respect to ARTICLE III or otherwise.

(iii) Any liability of the Shareholders pursuant to Section 9.2(b)(ii) in respect of Composite Taxes shall be paid out of the balance in the Escrow not otherwise reserved for indemnification claims made against the Escrow under this Section 9.2; provided that if the balance in the Escrow is insufficient or if the Escrow has terminated, such liability shall be paid (without duplication) directly by the Shareholders.

(c) Limitations on Rights of Buyer Indemnitees. Except as set forth below, the Shareholders shall not be required to indemnify Buyer Indemnitees with respect to any claim for indemnification resulting from or arising out of matters described in Section 9.2(b)(i)(A) unless and until the aggregate amount of all such claims against Buyer Indemnitees for such matters exceeds $3,000,000, in which event Buyer Indemnitees will be entitled to recover all Losses resulting from or arising out of such matters to the extent the aggregate amount of such Losses exceeds $3,000,000; provided, however, that the foregoing limitation shall not apply to a claim for indemnification to the extent such claim is based upon a breach of any of the Surviving

Representations or fraud; and provided further, that the Shareholders’ maximum liability to Buyer Indemnitees under Section 9.2(b)(i)(A) shall not exceed $75,000,000 in the aggregate, except for claims based upon a breach of any of the Surviving Representations (other than representations and warranties of the Shareholders set forth in Section 3.18 (Environmental Matters)) or fraud. In no event shall the Shareholders’ maximum liability to Buyer Indemnitees under Section 9.2(b)(i)(A) exceed in the aggregate the amount of the Redemption Consideration plus the Closing SAR Payment. The maximum liability of each Shareholder to Buyer Indemnitees under Section 9.2(b)(i)(A) will not exceed such Shareholder’s Proportionate Interest of the maximum aggregate liability of all Shareholders to Buyer Indemnitees under Section 9.2(b)(i)(A).

(d) Procedure.

(i) Third-Party Actions (Other than Tax Contests).

(1) If either a Buyer Indemnitee, on the one hand, or a Shareholder Indemnitee, on the other hand (the “Indemnitee”), receives notice or otherwise obtains knowledge of any matter or any threatened matter that may give rise to an indemnification claim against the other party (the “Indemnitor”), then the Indemnitee shall promptly deliver to the Indemnitor a written notice describing such matter in reasonable detail. The failure to make timely delivery of such written notice by the Indemnitee to the Indemnitor shall not relieve the Indemnitor from any liability under this Section 9.2 with respect to such matter, except to the extent the Indemnitor is actually materially prejudiced by failure to give such notice. The Indemnitor shall have the right, at its option, to assume the defense of any such matter with its own counsel, but only if the Indemnitor simultaneously agrees to indemnify the Indemnitee for such matter. If the Indemnitor elects to assume the defense of and indemnification for any such matter, then:

(A) Notwithstanding anything to the contrary contained in this Agreement, the Indemnitor shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys’ fees or other expenses incurred on behalf of the Indemnitee in connection with such matter following the Indemnitor’s election to assume the defense of such matter, unless (i) the Indemnitor fails to defend diligently the action or proceeding within ten (10) days after receiving notice of such failure from the Indemnitee; (ii) the Indemnitee reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such Indemnitee or other Indemnitees that are not available to the Indemnitor; or (iii) the Indemnitee reasonably shall have concluded (upon advice of its counsel) that, with respect to such claims, the Indemnitee and the Indemnitor may have different, conflicting, or adverse legal positions or interests;

(B) the Indemnitee shall make available to the Indemnitor all books, records and other documents and materials that are under the direct or indirect control of the Indemnitee or any of the Indemnitee’s agents and that the Indemnitor considers necessary or desirable for the defense of such matter;

(C) the Indemnitee shall use commercially reasonable efforts to take, or cause to be taken all actions and to do, or cause to be done, all things necessary or, in the reasonable opinion of the Indemnitor, desirable to the defense of, or any settlement, compromise or adjustment relating to, such matter consistent with the other provisions hereof, including (x) supplying such factual and technical information as the Indemnitee shall possess as the Indemnitor shall reasonably request, (y) making available to the Indemnitor persons employed by the Indemnitee, and (z) maintaining in existence and making available to the Indemnitor books, records and files of the Indemnitee relating to any potential claim. Indemnitor shall reimburse Indemnitee for the reasonable out-of-pocket expenses and other costs incurred by Indemnitee in the performance of its obligations under this Section 9.2(d)(i)(1)(C);

(D) the Indemnitee shall otherwise fully cooperate as reasonably requested by the Indemnitor in the defense of such matter;

(E) the Indemnitee shall not admit any liability with respect to such matter; and

(F) the Indemnitor shall not, without the written consent of the Indemnitee, which shall not be unreasonably withheld or delayed, settle or compromise any pending or threatened Litigation in respect of which indemnification may be sought hereunder (whether or not the Indemnitee is an actual or potential party to such Litigation) or consent to the entry of any judgment (i) which does not, to the extent that the Indemnitee or any of its Affiliates may have any liability with respect to such Litigation, include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release of the Indemnitee and its Affiliates from all liability in respect of such Litigation, (ii) which includes any statement as to or an admission of fact, culpability or a failure to act, by or on behalf of the Indemnitee or any of its Affiliates, or (iii) in any manner that involves any injunctive relief against the Indemnitee or may materially and adversely affect the Indemnitee or any of its Affiliates.

If the Indemnitor elects not to assume the defense of and indemnification for such matter, then the Indemnitee shall proceed diligently to defend such matter with the assistance of counsel reasonably satisfactory to the Indemnitor, provided, however, that the Indemnitee shall not settle, adjust or compromise such matter, or admit any liability with respect to such matter, without the prior written consent of the Indemnitor, such consent not to be unreasonably withheld or delayed.

(2) The procedures in Section 9.2(d)(i) shall not apply to (A) matters subject to Section 9.2(d)(ii) (Tax Contests) and (B) direct claims of Shareholder Indemnitees and Buyer Indemnitees against Buyers and the Shareholders, respectively, under Section 9.2 that are not based upon claims asserted by third parties.

(ii) Tax Contests.

(1) The party obliged to provide indemnification for Taxes under Section 9.2(a) or 9.2(b) (the “Tax Indemnitor”) shall assume and direct the defense or settlement of any hearing, arbitration, suit, audit or other proceeding (each a “Tax Contest”) commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of a liability with respect to which the Tax Indemnitor would have an indemnification obligation under Section 9.2(a) or 9.2(b) (“Tax Indemnification Liability”). The party entitled to be indemnified under this Section 9.2(d)(ii) (the “Tax Indemnitee”) shall have the right to participate, at its own cost and expense, in the defense of such Tax Contest, it being understood that the Tax Indemnitor shall control such Tax Contest.

(2) The Tax Indemnitor shall pay all out-of-pocket expenses and other costs related to the Tax Indemnification Liability, including but not limited to reasonable fees for attorneys, accountants, expert witnesses or other consultants retained by the Tax Indemnitor and/or Tax Indemnitee, and incurred at any time during which the Tax Indemnitor is controlling and directing the Tax Contest in respect of which such fees are incurred. To the extent that any such expenses and other costs have been or are paid by a Tax Indemnitee, the Tax Indemnitor shall promptly reimburse the Tax Indemnitee therefor. Notwithstanding the foregoing two sentences, the Tax Indemnitor shall not be required to pay, reimburse or otherwise indemnify the Tax Indemnitee against any out-of-pocket expenses (including fees for attorneys, accountants, expert witnesses or other consultants) and other costs incurred on behalf of the Tax Indemnitee in connection with a Tax Contest following the Tax Indemnitor’s assumption of the control and defense of the Tax Context, unless (i) the Tax Indemnitor fails to defend diligently the Tax Contest within ten (10) days after receiving notice of such failure from the Tax Indemnitee; (ii) the Tax Indemnitee reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such Tax Indemnitee or other Tax Indemnitees that are not available to the Tax Indemnitor; or (iii) the Tax Indemnitee reasonably shall have concluded (upon advice of its counsel or accountants) that, with respect to such claims, the Tax Indemnitee and the Tax Indemnitor may have different, conflicting, or adverse legal positions or interests (including without limitation, differing, conflicting or adverse interests that may arise because the same or similar issues, which are the subject of the claim, will, or will likely, be present in respect of periods ending after the Closing Date and the conduct of the Tax Contest or resolution of the claim may adversely affect the outcome of future potential Tax Contests with respect to such same or similar issues for which the Tax Indemnitee is not fully indemnified by the Tax Indemnitor pursuant to Sections 9.2(a) or 9.2(b)).

(3) Any Tax Indemnitee shall give written notice to the Tax Indemnitor of any settlement proposed by the Taxing Authority. The Tax Indemnitor shall have the right, in its sole discretion, to settle any claim for which indemnification has been sought under this Section 9.2(d)(ii); provided, however, that the Tax Indemnitor shall not enter into any settlement, closing agreement or other agreement with respect to any Tax liability without the prior written consent of the Tax Indemnitee (such consent not to be unreasonably withheld or delayed) if such settlement, closing agreement or other agreement will adversely affect Taxes payable by the Tax Indemnitee or its Affiliates for taxable periods or portions thereof beginning after the Closing Date.

(4) Any indemnity payment that would otherwise be required to be made by a Tax Indemnitor shall be reduced to the extent that, as a result of the Tax Contest relating to such payment, the Tax Indemnitee shall be entitled to a deduction, loss, credit, refund, or other tax benefit (each a “Tax Benefit”), in the case where Deltek is the Tax Indemnitee, in respect of a taxable period which is not a Shareholder Tax Period. The amount of such reduction shall be the present value of such Tax Benefit to the Tax Indemnitee using a discount rate of 8%

and taking into account the Tax Indemnitee’s reasonable projections of its ability to utilize such deduction, loss or credit to actually reduce its projected Tax liability.

(e) Costs Related to Direct Claims. Notwithstanding anything in this Section 9.2 to the contrary, except (i) as otherwise may be ordered by a court of competent jurisdiction, (ii) in connection with the enforcement of a judgment by a court of competent jurisdiction that such party is entitled to indemnification hereunder and (iii) in connection with a claim for fraud, Buyer Indemnitees and Shareholder Indemnitees shall bear their own costs, including counsel fees and expenses, incurred in connection with direct claims against the Shareholders and Buyers, respectively, hereunder that are not based upon claims asserted by third parties.

(f) Exclusivity. Should the Closing occur, the right of each party hereto to assert indemnification claims and receive indemnification payments pursuant to this Section 9.2 shall be the sole and exclusive right and remedy exercisable by such party with respect to any breach by the other party hereto of any representation or warranty in this Agreement or any other Transaction Document except in the case of fraud.

(g) Subrogation. To the extent that the Indemnitor makes or is required to make any indemnification payment to the Indemnitee, the Indemnitor shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnitee or any of the Indemnitee’s Affiliates may have against any other Person with respect to any Losses to which such indemnification payment is directly related, so long as the Indemnitee is not adversely affected thereby. The Indemnitee shall permit the Indemnitor to use the name of the Indemnitee and the names of the Indemnitee’s Affiliates in any transaction or in any proceeding or other matter involving any of such rights or remedies; and the Indemnitee shall take such actions as the Indemnitor may reasonably request for the purpose of enabling the Indemnitee to perfect or exercise the Indemnitor’s right of subrogation hereunder.

(h) Indemnification Payments as Investment Amount Adjustment. Any payments made by Buyers or Deltek under this Section 9.2 shall be considered an increase to the Redemption Consideration. Any payments made by the Shareholders to Buyers under this Section 9.2 shall be considered a reduction of the portion of the Investment Amount allocable to the Common Shares purchased by Buyers, and any payments made by the Shareholders to Deltek under this Section 9.2 shall be considered a reduction of the Redemption Consideration.

(i) No Materiality. For purposes of indemnification under this Section 9.2, each of the representations and warranties that contain any qualifications as to materiality or Material Adverse Effect (or any correlative terms) shall be deemed to have been given as though there were no such qualifications in determining whether there has been any breach of any representations or warranties hereunder.

(j) Allocation of Payments among Buyer Indemnitees. For the avoidance of doubt, in the event of any Loss suffered by Buyers, any indemnity payment required under this Section 9.2 shall be paid to the appropriate Buyer. In the event of any Loss suffered by Deltek, any indemnity payment required under this Section 9.2 shall be paid to Deltek.

9.3	No Set-Off.

Except as provided in Section 2.4(c), neither Buyers nor the Shareholders shall have any right to set-off any indemnification obligations that either may have under Section 9.2 against any other obligations or amounts due to Buyers or the Shareholders, as applicable, including, without limitation, under any other provisions of this Agreement or under any other Transaction Document, including the Debentures.

9.4	Retention of Records.

From and after the Effective Date, Buyers and the Shareholders shall preserve all books, records and other documents, materials and information (“Representation Records”) relevant to the representations, warranties and covenants set forth in this Agreement for a period of three years following the Effective Date or for such longer period as the rights of the parties hereunder may exist. After Buyers and the Shareholders are no longer obligated to retain the Representation Records pursuant to this Section 9.4, Buyers or the Shareholders, as applicable, shall give the other Party not less than thirty (30) days prior written notice before destroying any Representation Records and, if the other Party so requests, shall deliver at the other Party’s expense, such Representation Records to the other Party instead of destroying such Representation Records.

9.5	No Investigation of Deltek.

Notwithstanding anything to the contrary in this Agreement, (i) no investigation of Deltek and the Subsidiaries by Buyers or their representatives or advisors (or any knowledge of Buyers or their representatives or advisors) prior to or after the Effective Date shall, and (ii) the delivery by Buyers of any document, waiver or other instrument or written communication hereunder (other than the Deltek Disclosure Schedule delivered to Buyers on the Effective Date) shall not, diminish, obviate or cure any breach of any of the representations, warranties, covenants or agreements of Deltek or the Shareholders contained in this Agreement or any other Transaction Documents.

Article X.

Termination

10.1	Termination.

This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a) at any time, by mutual written agreement of the Shareholders’ Representative and Buyers;

(b) by written notice by either the Shareholders’ Representative or Buyers to the other party, at any time after March 31, 2005 if the Closing shall not have occurred on or prior to such date; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to such party if the action or inaction of such party (or in the case of the Shareholders’ Representative, Deltek or the Shareholders) or any of its Affiliates

has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.

10.2	Procedure and Effect of Termination.

In the event of the termination of this Agreement and the abandonment of the Contemplated Transactions contemplated hereby, written notice thereof shall be given by a terminating party to the other parties, and this Agreement shall terminate and the Contemplated Transactions shall be abandoned without further action by Deltek, the Shareholders or Buyers. If this Agreement is terminated pursuant to Section 10.1:

(a) Buyers shall promptly cause to be returned to Deltek or destroy all documents and information obtained in connection with this Agreement and the Contemplated Transactions and all documents and information obtained in connection with Buyers’ investigation of Deltek from Deltek or its representatives, including any copies made by or supplied to Buyers or any of Buyers’ agents of any such documents or information. Notwithstanding the foregoing, one copy of such documents or information may be retained by Buyers’ external legal counsel for evidentiary purposes in the case of any Litigation or threatened Litigation relating to this Agreement or any of the Contemplated Transactions.

(b) No party hereto shall have any obligation or liability to the other parties hereto, except that the parties hereto shall remain bound by the provisions of this Section 10.2 and Sections 5.3, 5.9 and 5.11 and ARTICLE XI and by the provisions of the Confidentiality Agreement between New Mountain Capital, LLC and Deltek dated October 7, 2004; provided, however, that nothing herein shall relieve the defaulting or breaching party from any liability to the other parties hereto.

ARTICLE XI.

Miscellaneous

11.1	Material Adverse Effect.

None of the following shall be taken into account, either singly or in the aggregate, in determining whether there has been or would be a Material Adverse Effect on Deltek or Buyers: (1) any adverse change, event or effect that is proximately caused by conditions affecting the United States or international economy generally (unless such conditions adversely affect the party in question in a materially disproportionate manner), (2) any adverse change, event or effect that is proximately caused by any industry in which such party competes (unless such conditions adversely affect the party in question in a materially disproportionate manner), and (3) any adverse change, event or effect that is proximately caused by any breach by the party in question of any covenant or obligation set forth in this Agreement.

11.2	Disclaimer of Projections, Etc.

The Shareholders make no representation or warranty to Buyers except as specifically made in this Agreement and the other Transaction Documents. In particular, except as set forth in Section 3.8(d), the Shareholders make no representation or warranty to Buyers with respect to the contents of any management presentations to Buyers or the data room made available to Buyers, including the certainty or accuracy of any financial projection or forecast delivered by or on behalf of the Shareholders to Buyers. Buyers acknowledge that (a) there are uncertainties inherent in attempting to make such projections and forecasts, (b) they are familiar with such uncertainties, (c) they have had an opportunity to review and ask questions regarding any assumptions used by Deltek management in the preparation of such projections and forecasts, and (d) except as set forth in Section 3.8(d), they are taking full responsibility for making their own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to them, and they shall have no claim against the Shareholders with respect thereto.

11.3	Further Assurances.

At any time and from time to time after the Closing Date, the Shareholders will, upon the request of Buyers, and Buyers will, upon the request of the Shareholders, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required by Buyers or the Shareholders, as the case may be, to effect or evidence the Contemplated Transactions.

11.4	Notices.

All necessary notices, demands and requests required or permitted to be given hereunder shall be in writing and addressed as follows:

If to the Shareholders:	c/o Kenneth E. deLaski
Shareholders’ Representative
100 Interpromontory Road
Great Falls, Virginia 22066
Fax: (703) 757-8113

With a copy to:	Squire, Sanders & Dempsey L.L.P.
8000 Towers Crescent Drive, Suite 1400
Tysons Corner, VA 22182-2700
Attn: James J. Maiwurm
Fax: (703) 720-7801

If to Buyers:	c/o New Mountain Capital, LLC
712 Fifth Avenue, 23rd Floor
New York, NY 10019
Attn: Alok Singh
Fax: (212) 582-2277

With copies to:	Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attn: Aviva F. Diamant
Fax: (212) 859-4000

Notices shall be delivered by a recognized courier service or by facsimile transmission and shall be effective upon receipt, provided that notices shall be presumed to have been received:

(a) if given by courier service, on the second Business Day following delivery of the notice to a recognized courier service before the deadline for delivery on or before the second Business Day following delivery to such service, delivery costs prepaid, addressed as aforesaid; and

(b) if given by facsimile transmission, on the next Business Day, provided that the facsimile transmission is confirmed by answer back, written evidence of electronic confirmation of delivery, or oral or written acknowledgment of receipt thereof by the addressee.

From time to time either party may designate a new address or facsimile number for the purpose of notice hereunder by notice to the other party in accordance with the provisions of this Section 11.4.

11.5	Governing Law.

This Agreement shall in all respects be governed by, and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of New York applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

11.6	Entire Agreement.

This Agreement, together with the Exhibits and Schedules hereto and the other Transaction Documents, constitutes the entire agreement of the parties relating to the subject matter hereof and supersedes all prior contracts or agreements, whether oral or written. There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement which are not fully expressed in this Agreement or in another Transaction Document.

11.7	Severability.

Should any provision of this Agreement or the application thereof to any person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law; (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction; and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

11.8	Amendment.

Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by Buyers and the Shareholders’ Representative; provided, that, the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.

11.9	Effect of Waiver or Consent.

No waiver or consent, express or implied, by any party to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a party to complain of any act of any party or to declare any party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitation period has run.

11.10	Parties in Interest; Limitation on Rights of Others.

The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective legal representatives, successors and assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise; provided, that Indemnified Parties, Buyer Indemnitees or Shareholder Indemnitees who are not otherwise a party to this Agreement shall be third party beneficiaries of this Agreement.

11.11	Assignability; Management Rights.

(a) This Agreement shall not be assigned by Deltek or any Shareholder without the prior written consent of Buyers. Prior to Closing, this Agreement shall not be assigned by Buyers without the prior written consent of Sellers’ Representative, provided, however, that either Buyer may assign its rights and obligations under this Agreement to an Affiliate of such Buyer, which assignment shall not relieve such Buyer of its obligations hereunder. Following the Closing, either Buyer may assign any and all of its rights under this Agreement to any purchaser or other transferee of any of its Debentures, Common Shares, and/or shares of Series A Preferred Stock, but no such assignment shall relieve such Buyer of its obligations hereunder.

(b) Deltek agrees that, at any time after the Closing, upon the request of a Buyer and in connection with any sale or other transfer by such Buyer of any Debentures, Common Shares or shares of Series A Preferred Stock, Deltek shall: (i) provide each transferee with management rights substantially similar to those provided to NMP in the Management Rights Letter, if such rights would facilitate the transferee’s ability to meet or comply with any regulatory or legal requirement or standard, including such rights as are necessary to cause the investment by the transferee to constitute a “venture capital investment” for purposes of the Department of Labor’s “plan assets regulation”, (ii) provide such transferee with such other rights as may be reasonably necessary for such transferee to comply with any other regulatory scheme to which such transferee may be subject and (iii) take any actions reasonably necessary to effectuate or facilitate such sale or transfer to such transferee.

11.12	Jurisdiction; Court Proceedings; Waiver of Jury Trial.

Any Litigation against any party to this Agreement arising out of or relating to this Agreement shall be brought in any federal or state court located in the State of New York in New York County and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Litigation. A final judgment in any such Litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such Litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Each party irrevocably agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Litigation in any federal or state court located in the State of New York in New York County and (b) any claim that any such Litigation brought in any such court has been brought in an inconvenient forum. Each party waives any right to a trial by jury, to the extent lawful, and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any Litigation whatsoever between them relating to this Agreement or the transactions contemplated hereby.

11.13	No Other Duties.

The only duties and obligations of the parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Law or equity, or under any principle of fiduciary obligation.

11.14	Reliance on Counsel and Other Advisors.

Each party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

11.15	Remedies.

Subject to the provisions of Section 9.2(f), all remedies, either under this Agreement or by Law or otherwise afforded to the parties hereunder, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise.

11.16	Counterparts.

This Agreement may be executed by facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

NEW MOUNTAIN PARTNERS II, L.P.
By:	New Mountain Investments, L.L.C. its general partner

	By:	/s/ Stephen B. Klinsky
	Name:	Stephen B. Klinsky
	Title:	Managing Member

NEW MOUNTAIN AFFILIATED INVESTORS II, L.P.
By:	New Mountain Investments II, L.L.C. its general partner

	By:	/s/ Stephen B. Klinsky
	Name:	Stephen B. Klinsky
	Title:	Managing Member

ALLEGHENY NEW MOUNTAIN PARTNERS, L.P.
By:	New Mountain Investments II, L.L.C. its general partner

	By:	/s/ Stephen B. Klinsky
	Name:	Stephen B. Klinsky
	Title:	Managing Member

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

DELTEK SYSTEMS, INC.

By:	/s/ Kenneth E. deLaski
Name:	Kenneth E. deLaski
Title:	CEO & President

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

SHAREHOLDERS’ REPRESENTATIVE

By:	/s/ Kenneth E. deLaski
Name:	Kenneth E. deLaski
Title:	Shareholders’ Representative

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

SHAREHOLDERS OF DELTEK SYSTEMS, INC.

/s/ Kenneth E. deLaski
Kenneth E. deLaski

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

SHAREHOLDERS OF DELTEK SYSTEMS, INC.

/s/ Donald deLaski
Donald deLaski

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

SHAREHOLDERS OF DELTEK SYSTEMS, INC.

/s/ Tena R. deLaski
Tena R. deLaski

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

SHAREHOLDERS OF DELTEK SYSTEMS, INC.

Kenneth E. deLaski and Tena R. deLaski, JT TEN

By:	/s/ Kenneth E. deLaski
Name:	Kenneth E. deLaski

By:	/s/ Tena R. deLaski
Name:	Tena R. deLaski

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

SHAREHOLDERS OF DELTEK SYSTEMS, INC.

deLaski Irrevocable Trust

By:	/s/ Kenneth E. deLaski
Name:	Kenneth E. deLaski
Its:	Trustee

By:	/s/ Tena R. deLaski
Name:	Tena R. deLaski
Its:	Trustee

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

SHAREHOLDERS OF DELTEK SYSTEMS, INC.

deLaski S Trust

By:	/s/ Kenneth E. deLaski
Name:	Kenneth E. deLaski
Its:	Trustee

By:	/s/ Tena R. deLaski
Name:	Tena R. deLaski
Its:	Trustee

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

SHAREHOLDERS OF DELTEK SYSTEMS, INC.

deLaski Irrevocable Trust

By:	/s/ Kenneth E. deLaski
Name:	Kenneth E. deLaski
Its:	Trustee

By:	/s/ Tena R. deLaski
Name:	Tena R. deLaski
Its:	Trustee

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

SHAREHOLDERS OF DELTEK SYSTEMS, INC.

deLaski S Trust

By:	/s/ Kenneth E. deLaski
Name:	Kenneth E. deLaski
Its:	Trustee

By:	/s/ Tena R. deLaski
Name:	Tena R. deLaski
Its:	Trustee

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

SHAREHOLDERS OF DELTEK SYSTEMS, INC.

/s/ David deLaski
David deLaski

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

SHAREHOLDERS OF DELTEK SYSTEMS, INC.

Edward Grubb and Kathleen Grubb, JTWROS

By:	/s/ Edward Grubb
Name:	Edward Grubb

By:	/s/ Kathleen Grubb
Name:	Kathleen Grubb

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

SHAREHOLDERS DELTEK SYSTEMS, INC.

/s/ Eric J. Brehm
Eric J. Brehm

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

SHAREHOLDERS DELTEK SYSTEMS, INC.

/s/ Margaret F. Flaherty
Margaret F. Flaherty

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

SHAREHOLDERS OF DELTEK SYSTEMS, INC.

/s/ Robert P. Stalilonis
Robert P. Stalilonis

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

SHAREHOLDERS OF DELTEK SYSTEMS, INC.

/s/ Patricia A. Kelly
Patricia A. Kelly

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

SHAREHOLDERS OF DELTEK SYSTEMS, INC.

Joseph H. Jezior and Diane M. Jezior, JT TEN

By:	/s/ Joseph H. Jezior
Name:	Joseph H. Jezior

By:	/s/ Diane M. Jezior
Name:	Diane M. Jezior

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

SHAREHOLDERS OF DELTEK SYSTEMS, INC.

The Onae Trust

By:	/s/ John K. Bale, Power of Attorney for Robert A. Jacobs
Name:	Robert A. Jacobs
Its:	Trustee

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

SHAREHOLDERS OF DELTEK SYSTEMS, INC.

Brian E. Daniell and Michelle R. Daniell, JTWROS

By:	/s/ Brian E. Daniell
Name:	Brian E. Daniell

By:	/s/ Michelle R. Daniell
Name:	Michelle R. Daniell

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

SHAREHOLDERS OF DELTEK SYSTEMS, INC.

/s/ Sean Hickey
Sean Hickey

[END OF SIGNATURE PAGES TO RECAPITALIZATION AGREEMENT]

Exhibit D—Form of Investor Rights Agreement

[See Executed Document on file as Exhibit 4.3]

Exhibit F—Form of Shareholders’ Agreement

[See Executed Document on file as Exhibit 9.1]

Exhibit M—Form of deLaski Employment Agreement

[See Executed Document on file as Exhibit 10.5]

Exhibit N—Form of Advisory Agreement

[See Executed Document on file as Exhibit 2.4]

Exhibit O—Form of Noncompetition Agreement

[See Executed Document on file as Exhibits 10.44 – 10.46]

EXHIBIT R

Exhibit P—Form of Release

[See Executed Document on file as Exhibit 10.48]

Exhibit Q—Form of Management Rights Letter

[See Executed Document on file as Exhibits 4.4 and 4.5]